UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Xenia Hotels & Resorts, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 8, 2019
Dear Stockholder:
You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Xenia Hotels & Resorts, Inc. (“Xenia”) to be held at the offices of Baker & Hostetler LLP, SunTrust Center, Suite 2300, 200 S. Orange Avenue, Orlando, Florida 32801, on Tuesday, May 21, 2019, at 8:00 a.m., local time.
At the Annual Meeting you will be asked to (a) elect eight directors to our Board of Directors, (b) approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in our proxy materials (“say on pay”), (c) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, (d) to vote upon a shareholder proposal from UNITE HERE (the “Union”), if properly brought before the Annual Meeting, and (e) transact any other business as properly may come before the Annual Meeting or any adjournment or postponement thereof.
It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may submit your proxy or voting instructions via the internet or by telephone, which will ensure your shares are represented at the Annual Meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the internet or by telephone, or you may submit your proxy by completing and mailing the enclosed proxy card/voting instruction form. If you do attend the Annual Meeting, you may revoke your proxy should you wish to vote in person.
Important Note: If you plan to attend the Annual Meeting, you must obtain an admission ticket by registering no later than Friday, May 17, 2019. To register, follow the instructions provided on page 53 of the proxy statement. You must bring your admission ticket and a valid, government-issued photo identification in order to gain access to the Annual Meeting.
We thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely,

Marcel Verbaas Chairman and Chief Executive Officer

XENIA HOTELS & RESORTS, INC.
200 S. Orange Avenue, Suite 2700
Orlando, Florida 32801
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2019
NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Xenia Hotels & Resorts, Inc., a Maryland corporation (“Xenia”), will be held at the offices of Baker & Hostetler LLP, SunTrust Center, Suite 2300, 200 S. Orange Avenue, Orlando, Florida 32801, on Tuesday, May 21, 2019, at 8:00 a.m., local time, for the following purposes:

1.	To consider and vote upon the election of eight directors who will each hold office until the 2020 annual meeting of stockholders and until his or her successor is duly elected and qualifies;

2.	To consider and vote, on an advisory and non-binding basis, upon a resolution approving the compensation of Xenia's named executive officers as described in our proxy materials (“say on pay”);

3.	To consider and vote upon the ratification of the appointment of KPMG LLP as Xenia’s independent registered public accounting firm for the fiscal year ending December 31, 2019;

4.	To consider and vote upon a shareholder proposal from UNITE HERE (the “Union”), if properly brought before the Annual Meeting; and

5.	To transact any other business as properly may come before the Annual Meeting or any adjournment or postponement thereof.
Stockholders of record at the close of business on March 29, 2019 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
In seeking to conserve natural resources and reduce costs, we are primarily furnishing proxy materials to our stockholders electronically as permitted by the U.S. Securities and Exchange Commission. Unless an election has been affirmatively made to receive printed paper copies of the materials by mail, stockholders will receive a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials free of charge over the internet.

By Order of the Board of Directors

Taylor C. Kessel Corporate Secretary
Orlando, Florida
April 8, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2019:
The proxy statement for the Annual Meeting and the Annual Report for the fiscal year ended December 31, 2018 are available free of charge at www.proxyvote.com.
The Board of Directors urges you to authorize proxies to vote your shares by telephone or via the internet prior to the Annual Meeting or to obtain an admission ticket and vote in person at the Annual Meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the internet or by telephone, or you may submit your proxy by completing and mailing the enclosed proxy card/voting instruction form.

PROXY SUMMARY
This summary highlights some of the topics discussed in this Proxy Statement. It does not cover all of the information you should consider before voting, and you are encouraged to read the entire Proxy Statement before casting your vote.

GENERAL INFORMATION

Meeting:	Annual Meeting of Stockholders	Stock Symbol:	XHR
Date:	Tuesday, May 21, 2019	Exchange:	New York Stock Exchange
Time:	8:00 a.m.	Common Stock Outstanding:	112,639,858
Location:	Baker & Hostetler LLP	State of Incorporation:	Maryland
	SunTrust Center, Suite 2300	Exchange Listed Public Company Since:	2015
	200 S. Orange Avenue	Corporate Website:	www.xeniareit.com
	Orlando, Florida 32801	Investor Relations Website:	investors.xeniareit.com
Record Date:	March 29, 2019
The information found on, or otherwise accessible through, our website is not incorporated by reference into, nor does it form a part of, this Proxy Statement.

VOTING ITEMS AND BOARD RECOMMENDATIONS

Proposal	Proposal Summary	Board Recommendation	Page
Proposal 1	Election of Directors	FOR each Director Nominee	11
Proposal 2	Non-binding, advisory vote to approve named executive officer compensation (“say on pay”)	FOR	44
Proposal 3	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2019	FOR	45
Proposal 4	Shareholder proposal from UNITE HERE (the “Union”)	AGAINST	48
Our Directors
We believe our Board membership is both balanced and diverse in experience, professional background, areas of expertise and perspectives (shown below). For more information about our Board, please see “Article II: Corporate Governance - Our Board of Directors.”

				Committee Membership***
Name	Age	Years on Board	Independent	Audit	Compensation	Nominating and Corporate Governance	Executive
Marcel Verbaas *	49	4					C
Jeffrey H. Donahue **	72	4	✓	M			M
John H. Alschuler	70	4	✓		M	M
Keith E. Bass	54	4	✓		M
Thomas M. Gartland	61	4	✓		C		M
Beverly K. Goulet	64	4	✓	M		M
Mary E. McCormick	61	4	✓			C	M
Dennis D. Oklak	65	4	✓	C			M

*	= Chairman of the Board

**	= Lead Director

***	= Committee membership as of the date of this Proxy Statement.

C	= Chairperson

M	= Member

We believe our Board has diversity of experience, qualifications, attributes and skills, as reflected in the summary below. For more information about the qualifications and experience of each of our directors, please see “Article II: Corporate Governance - Directors Standing for Re-Election."
Board of Directors Experience
Our Board brings extensive experience to the Company, including the following:

✓	Real estate and REITs	✓	Legal	✓	Strategy
✓	Corporate governance	✓	Public company boards	✓	Intergovernmental relations
✓	Executive leadership	✓	Finance and accounting	✓	Travel and lodging knowledge and experience
✓	Capital markets	✓	Risk oversight/management	✓	Operational experience
As a corporate governance best practice, our Nominating and Corporate Governance Committee annually considers the composition of our Board and standing Board committees to ensure an appropriate balance and a diversity of perspectives, which includes skill sets, background, gender, ethnicity, and experience. See “Article II: Corporate Governance - Board Committees” for additional details.
Governance Highlights
Strong Corporate Governance Practices
We are committed to maintaining strong corporate governance practices. Since our listing in 2015, we have implemented corporate governance best practices and improvements as highlighted below.

✓	Adopted proxy access	✓	Opted out of all of the provisions of the Maryland Unsolicited Takeover Act (“MUTA”)

✓	Majority voting standard for director elections	✓	Eligible shareholders have the right to amend the Company's bylaws

✓	All of our directors stand for election each year	✓	Anti-hedging and anti-pledging policy

✓	7 of 8 directors standing for re-election are independent	✓	Executive and director stock ownership guidelines

✓	Executive sessions of Independent Directors held at each regularly scheduled board meeting	✓	Common stock is the only class of voting security outstanding

✓	All audit committee members are financial experts	✓	Robust succession planning for senior management

✓	Annual Board and committee self-evaluations	✓	Clawback policy

✓	Oversight of risk by the Board and select committees	✓	No poison pill

✓	The Audit, Compensation and Nominating and Corporate Governance committees include only independent directors

Governance Timeline and Improvements
Strategy and Our Board
We believe it is important to the success of our Company that our Board review the Company’s strategic framework and direction. Our Board board regularly meets with members of the senior management team to consider our current and future strategies to meet our corporate objectives designed to maximize long-term stockholder value.
Investor Outreach
We regularly engage with our investors on a variety of matters, which we believe is a strong corporate governance practice. In 2018 we reached out, met with or engaged directly with over 50% of the institutional investors who own our common stock. These engagements included meetings or phone calls with both our management and certain of our independent directors.
Social and Community Matters
We are committed to supporting the communities in which our properties are located. We also enable our employees to support the communities in which they live through our charitable organization spotlight program. We encourage our employees to give back to their communities in various ways, including regular team building events that benefit charities and through serving on charitable organization boards. Each year we invite several charitable organizations to visit our Company headquarters in order to share their purpose and needs with our employees. This program highlights altruistic opportunities in which our employees can and do participate.
Compensation Highlights
Our executive compensation program is designed to attract, retain and motivate experienced and talented executives who can help the Company to maximize stockholder value. We believe that we maintain a competitive compensation program that incorporates strong governance practices.
The Company’s compensation best practices are as follows:

✓	We pay for performance. We utilize multiple performance measures across various performance periods.

✓	We balance short-term and long-term incentives. Annual cash bonuses and long-term equity awards comprise a significant portion of our named executive officers' ("NEOs") overall target compensation.

✓	We align our NEOs' compensation with stockholders' interests. A substantial majority of our NEOs' equity awards are tied to total stockholder return on both a relative and absolute basis.

✓	We target to outperform. Target payouts for our performance-based equity awards are not achieved unless we outperform at least half of our peers in the lodging industry.

✗	We do not have tax gross-ups. We do not provide tax gross-ups on any severance, change-in-control or other payments.

Performance Highlights

(1)
Please refer to “Part II - Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2018 for further information about how we calculate Revenue per Available Room ("RevPAR"), Adjusted Earnings Before Interest, Taxes and Depreciation for real estate ("Adjusted EBITDAre"), Adjusted Funds from Operations ("AFFO"), Net Debt to Adjusted EBITDAre, and the reconciliation of Adjusted EBITDAre and AFFO to Net Income. In addition, please refer to Exhibit 99.1 to the Current Report on Form 8-K filed on February 26, 2019 for our definition of Same-Property, our reconciliation of Net Income to Same-Property Hotel EBITDA and our calculation of Hotel EBITDA Margin for the year ended December 31, 2018.

(2)
In addition to the acquisition of four luxury hotels, the Company purchased a free-standing restaurant for $7 million. Additionally, the Company completed the acquisitions of its joint venture partner's interest in both the Grand Bohemian Hotel Charleston and Grand Bohemian Hotel Mountain Brook for a combined purchase price of $12.2 million.

XENIA HOTELS & RESORTS, INC.
200 S. Orange Avenue, Suite 2700
Orlando, Florida 32801

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2019

The board of directors (the “Board of Directors” or the “Board”) of Xenia Hotels & Resorts, Inc., a Maryland corporation (referred to herein as “Xenia,” “we,” “us” or the “Company”), solicits your proxy to vote at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 21, 2019, beginning at 8:00 a.m., local time, at the offices of Baker & Hostetler LLP, SunTrust Center, Suite 2300, 200 S. Orange Avenue, Orlando, Florida 32801, and at any adjournments or postponements thereof.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:
Pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), we are primarily furnishing proxy materials to our stockholders via the internet, rather than mailing paper copies of the materials. Internet distribution of the proxy materials is designed to expedite receipt by stockholders, lower costs and reduce the environmental impact of the Annual Meeting.
This proxy statement for the Annual Meeting and the Annual Report for the fiscal year ended December 31, 2018, are available free of charge at www.proxyvote.com.
Beginning on or about April 8, 2019, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders as of the close of business on March 29, 2019, which contained instructions on how to access and review proxy materials, including our proxy statement and our Annual Report for the fiscal year ended December 31, 2018, and how to submit proxies or voting instructions via the internet. On or about April 8, 2019, we also began mailing a full set of proxy materials to certain stockholders, including those who previously requested a paper copy of the proxy materials.

ARTICLE I: PROXY MATERIALS AND ANNUAL MEETING
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	Q:	Why did I receive a notice in the mail regarding the internet availability of the proxy materials?
A.
The Board of Directors is delivering or providing access to proxy materials to its stockholders in connection with its solicitation of proxies to vote at the Annual Meeting and at any adjournment or postponement thereof.

The SEC has adopted rules permitting the electronic delivery of proxy materials. In accordance with those rules, we have elected to provide access to our proxy materials, which include this proxy statement and our Annual Report for the fiscal year ended December 31, 2018 at www.proxyvote.com. We sent the Notice to our stockholders as of the close of business on March 29, 2019 directing them to a website where they can access the proxy materials and view instructions on how to authorize proxies to vote their shares over the internet or by telephone. Stockholders who previously indicated a preference for paper copies of our proxy materials received paper copies. If you received a Notice but would like to request paper copies of our proxy materials going forward, you may still do so by following the instructions described in the Notice.

Choosing to receive your proxy materials over the internet will help conserve natural resources and reduce the costs associated with the printing and mailing of the proxy materials to you. Unless you affirmatively elect to receive paper copies of our proxy materials in the future by following the instructions included in the Notice, you will continue to receive a Notice directing you to a website for electronic access to our proxy materials.

2.	Q:	When and where is the Annual Meeting?
	A:	The Annual Meeting will be held at the offices of Baker & Hostetler LLP, SunTrust Center, Suite 2300, 200 S. Orange Avenue, Orlando, Florida 32801 on Tuesday, May 21, 2019 at 8:00 a.m., local time.
3.	Q:	What is the purpose of the Annual Meeting?
A:
At our Annual Meeting, stockholders will act upon the matters outlined in this proxy statement and in the Notice of Annual Meeting of Stockholders included with this proxy statement, including the election of directors, the approval of a non-binding advisory resolution on the compensation of our named executive officers (“say on pay”), the ratification of KPMG LLP as our independent registered public accounting firm, if properly presented at the Annual Meeting, the vote upon a shareholder proposal from the Union, and such other matters as may properly come before the meeting or any adjournment or postponement thereof.

4.	Q:	How can I attend the Annual Meeting?
A:
Only stockholders of record and beneficial owners of Xenia common stock as of the close of business on March 29, 2019, the record date, or their duly authorized proxies, will be entitled to attend the Annual Meeting. To gain admittance, stockholders (or their proxies) must first obtain an admission ticket by registering no later than Friday, May 17, 2019. To register, follow the instructions provided on page 53 of this proxy statement. You must bring your admission ticket and a valid, government-issued photo identification (such as a valid driver’s license or passport) in order to gain access to the Annual Meeting. If you are a beneficial owner of Xenia common stock (as described in Question 6 below), you will need to obtain a legal proxy from your broker or other nominee in order to vote at the Annual Meeting (as described in Question 7 below).

For directions to the meeting location, please contact us at 407-246-8100.

Stockholders may be required to enter through a security check point before being granted access to the meeting. No cameras, recording devices, other electronic devices or large packages will be permitted at the Annual Meeting. Photographs and videos taken at the Annual Meeting by or at the request of Xenia may be used by Xenia, and by attending the Annual Meeting, you waive any claim or rights with respect to those photographs and their use.

5.	Q:	What should I do if I receive more than one Notice or set of proxy materials?
A:
You may receive more than one Notice or set of proxy materials. For example, if you hold your shares in more than one brokerage account, or if you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice or set of proxy materials. Please be sure to submit your proxy or voting instructions for each account in which you hold shares.

6.	Q:	What is the difference between holding shares as a record holder versus a beneficial owner?
A:
Many Xenia stockholders hold their shares through a broker or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially:
Record Holders: If your shares are registered directly in your name with our transfer agent, DST Systems, Inc., you are considered, with respect to those shares, the stockholder of record or record holder. As the stockholder of record as of the record date, you have the right to grant your voting proxy directly to Xenia or to vote in person at the Annual Meeting.
Beneficial Owners: If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and the Notice (or in some cases as described above, a full set of proxy materials) is being forwarded to you automatically, along with instructions from your broker, bank or other nominee. As a beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, bank or other nominee has provided voting instructions for you to use in directing how to vote your shares. If you do not provide specific voting instructions by the deadline set forth in the materials you receive from your broker, bank or other nominee, your broker, bank or other nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. See Question 10 below for more information about broker non-votes.

7.	Q:	Who can vote and how do I vote?
A:
Only stockholders as of the close of business on March 29, 2019, the record date, will be entitled to notice of and to vote at the Annual Meeting. To ensure that your vote is recorded promptly, please authorize a proxy to vote your shares as soon as possible, even if you plan to attend the Annual Meeting in person.

If you are a record holder, you may submit your proxy or voting instructions via the internet or by telephone, which will ensure your shares are represented at the Annual Meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the internet or by telephone, or you may submit your proxy by completing and mailing the enclosed proxy card/voting instruction form. If you attend the Annual Meeting, you may revoke your proxy should you wish to vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting. Your attendance at the Annual Meeting is not sufficient in and of itself to vote, or revoke your proxy.

Beneficial owners may authorize a proxy by telephone or internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will provide instructions for doing so. Beneficial owners who wish to vote at the Annual Meeting must first obtain a “legal proxy” from their broker, bank or other nominee, giving the beneficial owner the right to vote the shares at the meeting and present such legal proxy at the Annual Meeting.

To attend and vote at the Annual Meeting, all stockholders must also register by Friday, May 17, 2019, as described on page 53 of this proxy statement.

For further instructions on voting, see the Notice or Proxy Card. If you authorize a proxy by telephone, via the internet or by returning your proxy card/voting instructions, the shares represented by the proxy will be voted in accordance with your instructions.

8.	Q:	What are my voting choices, and how many votes are required for approval or election?
A:
In the vote on the election of director nominees identified in this proxy statement to serve until the 2020 annual meeting of stockholders and until their respective successors have been duly elected and qualify, stockholders may (1) vote for specific nominees or (2) vote against specific nominees, or (3) abstain from voting for any specific nominees. Under our bylaws, to be elected in an uncontested election, director nominees must receive the affirmative vote of a majority of the votes cast, which means that the number of shares voted for a nominee must exceed the number of shares voted against that nominee. Common shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as a vote cast for or against a nominee’s election. If an incumbent director were to fail to be re-elected by a majority of votes cast, that director would be required under our bylaws and Corporate Governance Guidelines to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action is recommended. The Board is required to act on the offer to resign 90 days after the election results are certified and promptly and publicly disclose its decision and rationale. The Board of Directors unanimously recommends a vote FOR each of the nominees.
In the say on pay advisory vote, stockholders may (1) vote to approve the resolution; (2) vote against the resolution; or (3) abstain from voting on the resolution. The affirmative vote of a majority of all of the votes cast at the Annual Meeting is required to approve the non-binding advisory resolution on the compensation of our named executive officers. Although the advisory vote on proposal 2 is non-binding, as provided by law, the Company’s Board of Directors and the Compensation Committee will review the results of the vote and will take it into account in making future determinations concerning executive compensation. The Board of Directors unanimously recommends a vote FOR the approval of the compensation of the Company’s named executive officers.
In the vote on the ratification of the appointment of KPMG LLP as Xenia’s independent registered public accounting firm for fiscal year 2019, stockholders may (1) vote for the ratification; (2) vote against the ratification; or (3) abstain from voting on the ratification. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019 will require the affirmative vote of a majority of the votes cast at the Annual meeting; however, stockholder ratification is not required to authorize the appointment of KPMG LLP as our independent registered public accounting firm. The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019.

In the vote on the shareholder proposal from the Union, if properly presented at the Annual Meeting, stockholders may (1) vote to approve the shareholder proposal; (2) vote against the shareholder proposal; or (3) abstain from voting on the shareholder proposal. The affirmative vote of a majority of all of the votes cast at the Annual Meeting is required to approve the shareholder proposal. The Board of Directors unanimously recommends a vote AGAINST the approval of the shareholder proposal.

9.	Q:	What is the effect of an “abstain” vote on the proposals to be voted on at the Annual Meeting?
A:
Because a majority of all the votes cast at the Annual Meeting is required to elect a director and each of our directors is running unopposed, an “abstain” vote will have no effect on the outcome of the election of directors. Because an “abstain” vote is not considered a vote “cast,” and the affirmative vote of a majority of the votes cast at the Annual Meeting will be required for the stockholders to approve the say on pay advisory vote, the ratification of KPMG LLP as Xenia's independent registered public accounting firm for the fiscal year 2019, and if properly presented at the Annual Meeting, the approval of the shareholder proposal presented by the Union, an “abstain” vote will not have any impact on the outcome of those proposals.

10.	Q:	What is the effect of a “broker non-vote” on the proposals to be voted on at the Annual Meeting?
A:
A “broker non-vote” will occur with respect to any proposal that is a “non-discretionary item” if you are the beneficial owner of shares held by a broker or other custodian and you do not provide the broker or custodian with voting instructions with respect to such proposal. This is because under applicable New York Stock Exchange (“NYSE”) rules, a broker or custodian may not vote on these matters without instruction from the underlying beneficial owner. Except for the ratification of auditors, all of the proposals described in this proxy statement are “non-discretionary items,” A broker non-vote is not considered a “vote cast” and will not have any effect on the outcome of the say on pay advisory vote, the ratification of KPMG LLP as Xenia's independent registered public accounting firm for fiscal year 2019 and if properly presented at the Annual Meeting, the vote upon the shareholder proposal from the Union.

11.	Q:	Who counts the votes?
A:
Broadridge Financial Solutions, Inc. will count the votes. The Board of Directors has appointed Broadridge Financial Solutions, Inc., or an authorized third party engaged by Broadridge Financial Solutions, Inc., to serve as the inspector of elections.

12.	Q:	Revocation of proxy: May I change my vote after I return my proxy?
A:
Yes, you may revoke your proxy if you are a record holder by filing written notice of revocation with Xenia’s corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801 or by voting in person at the Annual Meeting.
If your shares are held in street name through a broker, bank, or other nominee, you need to contact the record holder of your shares regarding how to revoke your proxy.

13.	Q:	What if I submit a proxy but do not specify a choice for a matter?
A:
Unless you indicate otherwise, the persons named as proxies will vote your shares FOR all of the nominees for director named in this proxy statement, FOR the say on pay proposal, FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2019 and AGAINST the shareholder proposal, if properly presented at the Annual Meeting.

14.	Q:	What constitutes a quorum?
A:
Presence at the Annual Meeting in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum, permitting the Annual Meeting to proceed and business to be conducted. Proxies received with matters marked with abstentions, or that contain broker non-votes, will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining whether a quorum is present.

15.	Q:	Where can I find the voting results of the Annual Meeting?
	A:	We will publish final results on a Current Report on Form 8-K within four business days after the Annual Meeting.
16.	Q:	Who will pay the costs of soliciting these proxies?
A:
We will bear the entire cost of solicitation of proxies, including costs incurred in connection with preparation, assembly, printing and mailing of the Notice, this proxy statement and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Xenia common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Xenia common stock for their reasonable costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to our directors, officers or other employees for such services.
We have hired Georgeson Inc. to assist in the solicitation of proxies at a base fee of $6,500, plus additional amounts, which will vary depending upon the extent of services actually performed by Georgeson Inc., plus reimbursement for reasonable out-of-pocket expenses.

17.	Q:	What happens if additional matters are presented at the Annual Meeting?
A:
Other than the four proposals described in this proxy statement, we are not aware of any other properly submitted business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Marcel Verbaas and Barry A.N. Bloom, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If any of our nominees for director are unavailable, or are unable to serve or for good cause will not serve, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

18.	Q:	How many shares of common stock are outstanding? How many votes do I have?
A:
As of the close of business on March 29, 2019, the record date for the Annual Meeting, there were 112,639858 shares of our common stock outstanding and entitled to vote. Each stockholder will be entitled to one vote for each share of Xenia common stock held as of the record date.

19.	Q:
What is the deadline under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for stockholders to propose actions to be included in our proxy statement relating to our 2020 annual meeting of stockholders and identified in our form of proxy relating to the 2020 annual meeting?

A:
December 10, 2019 is the deadline for stockholders to submit proposals to be included in our proxy statement and identified in our form of proxy under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Proposals by stockholders must comply with all requirements of applicable rules of the SEC, including Rule 14a-8, and be mailed to our corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 and other applicable requirements.

20.	Q:
What is the deadline under our current bylaws for stockholders to nominate persons for election to the Board of Directors or propose other matters to be considered at our 2020 annual meeting of stockholders?

A:
Our proxy access bylaw permits an eligible stockholder (or group of up to 20 stockholders) owning 3% or more of our outstanding common stock continuously for at least 3 years to nominate and include in the Company’s proxy materials director candidates constituting the greater of two director nominees or director nominees constituting up to 20% of the total number of directors then serving on the Board of Directors, if the nominating stockholder(s) and nominee(s) satisfy the requirements specified in the bylaws.

Stockholders who wish to nominate persons for election to our Board of Directors or propose other matters to be considered at our 2020 annual meeting of stockholders must provide us advance notice of the director nomination or stockholder proposal, as well as the information specified in our bylaws, no earlier than November 8. 2019 and no later than 5:00 p.m., Eastern Time, on December 10, 2019. Stockholders are advised to review our bylaws, which were incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2018, and which contain the requirements for advance notice of director nominations and stockholder proposals. Notice of director nominations and stockholder proposals must be mailed to our corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801. The requirements for advance notice of stockholder proposals under our bylaws do not apply to proposals properly submitted under Rule 14a-8 under the Exchange Act, as those stockholder proposals are governed by Rule 14a-8. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with our bylaws and other applicable requirements.

21.	Q:	How do I submit a potential director nominee for consideration by the Board of Directors for nomination?
A:
You may submit names of potential director nominees for consideration by the Board of Directors’ Nominating and Corporate Governance Committee for nomination by our Board of Directors at the 2020 annual meeting of stockholders. Your submission should be mailed to our corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801. The section titled “Nominating and Corporate Governance Committee” provides information on the nomination process used by our Nominating and Corporate Governance Committee and our Board of Directors. The deadline has passed to submit a potential director nominee to be considered for nomination by our Board of Directors at the 2019 Annual Meeting. The deadline to submit a potential director nominee for consideration by our Board of Directors for nomination at the 2020 annual meeting of stockholders is December 2, 2019.

ARTICLE II: CORPORATE GOVERNANCE
PROPOSAL 1 - ELECTION OF DIRECTORS

Xenia’s charter and bylaws provide that the Board of Directors may establish, increase or decrease the number of directors, but the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law (“MGCL”) nor more than fifteen. At present, the number of members of the Board of Directors is fixed at eight.
In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Marcel Verbaas, Jeffrey H. Donahue, John H. Alschuler, Keith E. Bass, Thomas M. Gartland, Beverly K. Goulet, Mary E. McCormick, and Dennis D. Oklak to stand for re‑election to the Board of Directors. Each of the foregoing has been nominated to hold office until the 2020 annual meeting of stockholders and until their respective successors have been duly elected and qualify. Unless otherwise instructed by the stockholder, the proxy holders will vote the shares represented by such proxy for the election of the nominees named in this proxy statement.
Each of the nominees has consented to serve as a director if elected. If any of the nominees should be unavailable to serve for any reason, the Board of Directors may designate a substitute nominee or substitute nominees (in which event proxy holders will vote for the election of such substitute nominee or nominees). Alternatively, the Board of Directors may reduce the size of the Board of Directors or allow the vacancy or vacancies to remain open until a suitable candidate or candidates are identified by the Board of Directors.

✓
The Board of Directors unanimously recommends that the stockholders vote “FOR” each of Marcel Verbaas, Jeffrey H. Donahue, John H. Alschuler, Keith E. Bass, Thomas M. Gartland, Beverly K. Goulet, Mary E. McCormick, and Dennis D. Oklak as directors to serve and hold office until the 2020 annual meeting of stockholders and until their respective successors have been duly elected and qualify.

OUR BOARD OF DIRECTORS
Set forth below is information regarding the business experience of each of our directors that has been furnished to us by each respective director. Each director has been principally engaged in the employment indicated for the last five years unless otherwise stated. Also set forth below for each director is a discussion of the experience, qualifications, attributes or skills that led the Board to conclude that the director is qualified and should serve as a director of Xenia.
Directors Standing for Re-Election
Marcel Verbaas (age 49) is our Chairman and Chief Executive Officer. Previous to this role, Mr. Verbaas served as President and Chief Executive Officer with Xenia or its affiliated entities from 2007 until November 2017. Mr. Verbaas has also served on the Board since our listing on the NYSE in February 2015 and was elected Chairman in November 2017. From December 2004 until the successful sale of the company in April 2007, Mr. Verbaas was Senior Vice President and Chief Investment Officer for CNL Hotels & Resorts, Inc., a real estate investment trust ("REIT"). In that capacity, he was responsible for the company’s investment activities, acquisitions and dispositions. Mr. Verbaas served as Senior Vice President and Chief Investment Officer for CNL Retirement Corporation from June 2003 to December 2004, during which time he oversaw more than $2.5 billion in acquisitions in the senior housing and medical office segments. From 2000 to 2003, Mr. Verbaas held the positions of Vice President of Real Estate Finance and Senior Vice President of Project Finance with CNL Hospitality Corporation, the former advisor to CNL Hotels and Resorts, Inc. Prior to joining CNL in 2000, Mr. Verbaas served as Director of Corporate Finance for Stormont Trice Development Corporation, a private hotel development company. Mr. Verbaas also held positions in real estate finance with GE Capital Corporation and Ocwen Financial Corporation where he primarily focused on the financing of lodging properties. Mr. Verbaas received his Master’s Degree in Business Economics from Erasmus University of Rotterdam, The Netherlands.
Mr. Verbaas’ qualifications to serve on our Board of Directors include his more than 25 years of experience in the lodging industry and his general expertise in real estate operations and finance. Further, the Board of Directors also values his executive leadership as Chairman of our Board and the way his additional role as our Chief Executive Officer brings management's perspective to Board deliberations and provides valuable information about the status of our day-to-day operations.
Jeffrey H. Donahue (age 72) has served on the Board since our listing on the NYSE in February 2015 and currently serves as Lead Director. Mr. Donahue previously served as Chairman of the Board from February 2015 until November 2017 when he was elected Lead Director. Mr. Donahue has served as Lead Independent Director of Welltower Inc. since March 2014, as Chairman since April 2014, and has served as a Director of Welltower Inc. since 1997. Mr. Donahue was the President and Chief Executive Officer of

Enterprise Community Investment, Inc., a provider of affordable housing, from January 2003 to April 2009, and was Executive Vice President and Chief Financial Officer of The Rouse Company, a real estate development and operations company, from December 1998 to September 2002. From 2010 to 2015, Mr. Donahue served as a Director of Bentall Kennedy, an institutional real estate investment advisor, and currently serves as a Director of the National Development Company, a commercial development and property company. Mr. Donahue has also previously served on the board of T. Rowe Price Savings Bank from 2010 to 2013 and the boards of four T. Rowe Price mutual funds, as well as numerous charitable boards. He holds a Bachelor’s degree from Cornell University and an MBA from the University of Pennsylvania’s Wharton School. Mr. Donahue was commissioned as a naval officer at the Officer Candidate School in Newport, Rhode Island and later served for two years on the USS Enterprise.
Mr. Donahue contributes extensive knowledge of the real estate industry and financial expertise to our Board of Directors. The Board of Directors also values Mr. Donahue’s experience on various private and not-for-profit company boards of directors, as well as his experience as a public company director.
John H. Alschuler (age 70) has served on the Board since our listing on the NYSE in February 2015. Mr. Alschuler serves as Lead Independent Director of SL Green Realty Corporation, an office property REIT focused on Manhattan real estate, where he has served as a Director since 1997. Mr. Alschuler serves as a Director for The Macerich Company, a REIT focused on regional malls throughout the United States, where he has served since May 2015. Mr. Alschuler is the Chairman of HR&A Advisors Inc., a real estate, economic development and resiliency consulting firm. Mr. Alschuler served as Board Chair and is currently Emeritus Chair of Friends of the High Line Inc. He is also an Adjunct Associate Professor at Columbia University, teaching real estate development at the Graduate School of Architecture, Planning & Preservation and a Board Member of the Center for an Urban Future. Mr. Alschuler received a Bachelor’s degree from Wesleyan University and an EdD degree from the University of Massachusetts at Amherst.
Mr. Alschuler brings to our Board of Directors extensive knowledge of commercial real estate and an expertise in intergovernmental relations. The Board of Directors also values Mr. Alschuler’s experience as a public company director.
Keith E. Bass (age 54) has served on the Board since our listing on the NYSE in February 2015. Mr. Bass served as President and Chief Executive Officer of WCI Communities, Inc., a lifestyle community developer and luxury homebuilder of single-and multi-family homes in Florida, from December 2012 to February 2017 and as a member of its board of directors from March 2012 to February 2017. Mr. Bass serves as a Director of Rayonier, Inc. where he has served since December 2017. From 2011 to November 2012, Mr. Bass was President of Pinnacle Land Advisors. From 2003 to 2011, Mr. Bass was an executive with The Ryland Group, and most recently, from 2008 to 2011, served as Senior Vice President of The Ryland Group and President of the South U.S. Region. From 2003 to 2008, Mr. Bass held the various titles at The Ryland Group of SE U.S. Region President, Orlando Division President and Vice President, Land Resources—SE U.S. Region. Prior to Ryland, Mr. Bass was President of the Florida Region of Taylor Woodrow from 1997 to 2003. He received a Bachelor’s degree from North Carolina Wesleyan College.
Mr. Bass brings to the Board of Directors significant executive management experience, including his extensive experience in the real estate industry. The Board of Directors also values Mr. Bass’s experience as a chief executive officer and a public company director.
Thomas M. Gartland (age 61) has served on the Board since our listing on the NYSE in February 2015. Mr. Gartland serves as Director and Chair of the Compensation Committee of AMB Industries, Inc., a publicly traded provider of facility solutions, where he has served since October 2015. Mr. Gartland was President, North America for Avis Budget Group, Inc., a provider of vehicle rental services, from October 2011 until December 31, 2014. Mr. Gartland served as Executive Vice President of Sales, Marketing & Customer Care at Avis Budget Group, Inc. from April 2008 through October 2011, as a senior executive of JohnsonDiversey, Inc.'s from 1994 to 2008, including most recently as President of the North American Region from 2002 to 2008, and at Ecolab, Inc. from 1980 to 1994, most recently as Vice President and Director of National Accounts. He received a Bachelor’s degree in Business Administration/Marketing from the University of St. Thomas in St. Paul, Minnesota.
Mr. Gartland brings to our Board of Directors a strong background in sales and significant senior executive and operations experience at major, multi-national companies, including a major company in the travel industry.
Beverly K. Goulet (age 64) has served on the Board since our listing on the NYSE in February 2015. Ms. Goulet served as Senior Vice President and Chief Integration Officer of American Airlines Group Inc. from 2013 through November 2015 and Executive Vice President and Chief Integration Officer from December 2015 until her retirement from American Airlines in June 2017. Ms. Goulet serves as a Director of Rolls Royce PLC, where she has served since July 2017. Ms. Goulet served as Chief Restructuring Officer of American Airlines from 2011 to 2013, and as Vice President—Corporate Development and Treasurer from 2002 to 2013. As Chief Restructuring Officer, Ms. Goulet helped guide American Airlines through its restructuring under Chapter 11 of the U.S. Bankruptcy Code. Prior to joining American Airlines, Ms. Goulet practiced corporate and securities law for 13 years. She received a Bachelor’s degree and a Juris Doctor from the University of Michigan.
Ms. Goulet brings to the Board of Directors significant executive management and financial experience at a major company in the travel industry. The Board of Directors also values Ms. Goulet’s legal experience.

Mary E. McCormick (age 61) has served on the Board since our listing on the NYSE in February 2015. Ms. McCormick has extensive experience in real estate, capital markets and corporate governance and brings that expertise to Board discussions. Ms. McCormick is currently the Executive Director for the Center for Real Estate at the Fisher School of Business at The Ohio State University, where she is also a Senior Lecturer at The Fisher School of Business. From 2010 to 2016, Ms. McCormick was a Senior Advisor with Almanac Realty Investors, LLC. She served the Ohio Public Employees Retirement System from 1989 through 2005, where she was most recently responsible for directing the then $64 billion fund’s real estate investments. Ms. McCormick has held a number of leadership positions for a variety of national and regional real estate associations, including Chair of the Pension Real Estate Association. Ms. McCormick has served as a Director of EastGroup Properties, an industrial REIT, since 2005, as a Director of Broadstone Net Lease, a private REIT, from 2013 to 2016, and as a Director of Mid America Apartment Communities from 2006 to 2010. Ms. McCormick is a member of the Urban Land Institute and the Pension Real Estate Association. She received a Bachelor’s degree and an MBA from The Ohio State University.
Ms. McCormick contributes to our Board of Directors through her extensive experience in real estate, capital markets and board governance. The Board of Directors values her leadership and public company director experience.
Dennis D. Oklak (age 65) has served on the Board since our listing on the NYSE in February 2015. Mr. Oklak served as Chief Executive Officer of Duke Realty Corporation, a publicly traded REIT focused on industrial and office properties, from April 2004 through December 2015, and served as Director from April 2004 and Chairman of the board of directors of Duke Realty Corporation from 2005 until April 2017. Mr. Oklak serves as a Director of Tutor Perini Corporation, a publicly traded commercial contractor, where he has served since May 2017. He also serves as the Non-Executive Chairman of the Board of Managers of Concession Company LLC, lessee of the Indiana Toll Road. Mr. Oklak serves on the Board of Trustees of the Crossroads of America Council of the Boy Scouts of America Foundation and the Dean’s Advisory Board for Ball State University’s Miller College of Business. He holds a Bachelor’s degree from Ball State University.
Mr. Oklak contributes to the Board of Directors real estate industry, consulting, operations, development and executive leadership expertise, as well as finance, accounting and auditing expertise from his nine years as an accountant at Deloitte & Touche LLP prior to joining Duke Realty. The Board of Directors also values his experience as a chief executive officer and a public company director.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Corporate Governance Profile and Board Leadership Structure
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our Board of Directors is not classified, so each of our directors is subject to election annually;

•	directors are subject to a majority voting standard;

•	any director nominee who receives more votes "against" than votes "for" must submit his or her written resignation offer to the Board;

•	of the eight persons who serve on our Board, our Board has determined that seven, or 87.5%, satisfy the listing standards for independence of the NYSE;

•	our Board has determined that all three members of the Audit Committee qualify as an “audit committee financial expert” as defined by the SEC;

•	all members of the Audit, Compensation, and Nominating and Corporate Governance committees of the Board are independent of the Company and our officers and employees;

•	we have opted out of the business combination provisions (provided that the business combination has been approved by the Board) and control share acquisition provisions of the MGCL;

•	we have opted out of all of the provisions of the Maryland Unsolicited Takeover Act (“MUTA”);

•	we have adopted a proxy access right for stockholders;

•	eligible stockholders have the right to amend our bylaws; and

•	we do not have a stockholder rights plan.

Our Corporate Governance Guidelines provide that our Board of Directors shall select its chairperson and the Company’s chief executive officer in any way it considers in the best interests of the Company. Therefore, the Board does not have a policy on whether the role of the chairperson and chief executive officer should be separate or combined. The Board and the Nominating and Corporate Governance Committee reviews this structure each year and has determined that it is in our best interest not to separate these positions. Mr. Verbaas, our Chief Executive Officer, was appointed Chairman of the Board and assumed the role effective November 2017. Mr. Verbaas possesses a detailed knowledge of our industry, as well as an understanding of both the opportunities and challenges we face. The Board thus believes that Mr. Verbaas is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters facing the Company. The Board also believes that Mr. Verbaas’ combined role ensures clear accountability, enhances our ability to articulate our strategy and message to our employees, stockholders and business partners and enables decisive overall leadership.
Mr. Donahue served as our Non-Executive Chairman from our listing on the NYSE until Mr. Verbaas’ appointment. To promote the independence of the Board and appropriate oversight of management and to demonstrate our commitment to strong corporate governance, the independent directors have designated an independent, non-employee director to serve as our Lead Director. The Lead Director helps to facilitate free and open discussion and communication among the independent, non-employee directors. We believe that regular meetings of independent directors, without management present, and permitting all directors to add items to the agenda of meetings of the Board and its committees mitigates the risk that having our Chief Executive Officer serve as our Chairman may cause management to have undue influence on the Board. The responsibilities of the Lead Director are set forth in our Corporate Governance Guidelines. Mr. Donahue was appointed Lead Director and assumed the role effective November 2017. The Board believes this current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of the stockholders and the Company’s overall corporate governance. The Nominating and Corporate Governance Committee and the Board will periodically review the leadership structure to determine whether it continues to best serve the Company and its stockholders.
During the fiscal year ended December 31, 2018, our Board of Directors held nine meetings (and took action three times by unanimous written consent). The audit committee held five meetings, the compensation committee held four meetings, the nominating and corporate governance committee held five meetings and the executive committee did not meet. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and committees on which such director served during 2018. Additionally, overall director attendance at 2018 Board meetings was over 98% and all of our directors attended our 2018 annual meeting of the stockholders.
Our non-management directors meet regularly in executive sessions of the Board and each committee without the presence of any members of management, with our Lead Director or the chair of the respective committee presiding over such sessions. Our directors are expected to make every effort to attend all meetings of the Board of Directors, meetings of the committees of which they are members and any meeting of stockholders.
Stockholder Engagement and Investor Outreach Program
Our Board is deeply engaged in the Company's strategic direction and performance. To that end, building and maintaining long-term relationships with our stockholders is a core goal of the Company, and there is no higher priority than earning and keeping the trust of our stockholders as we build value for the long-term. Additionally, both management and the Board believe that engaging with our stockholders is a year-round priority. Furthermore, both management and the Board are committed to both proactive and reactive engagement; and we are determined to solicit feedback from our stockholders while also listening to any suggestions they might have to strengthen the long-term prospects of the Company. Thus, the Company regularly contacts representatives of large stockholders to conduct calls, meetings or property tours. In doing so, we provide a forum for discussions regarding the long-term strategy of value creation and feedback they might offer the Company. As a result, in 2018, the Company reached out to, met with or engaged directly with more than 50% of the institutional investors who own our common stock, and we continue to engage with additional stockholders on an ongoing basis. These and other meetings have proved invaluable as a way to promote two-way dialogue with our stockholders regarding the Company's strategic vision for value creation, confirming the value of our stockholder-friendly governance structures and potential enhancements to our board composition and governance, our approach to sustainability and environmental matters, and investor expectations, business actions and opportunities before the Company to be responsive to stockholder feedback. The Board and management will continue this dialogue with our stockholders throughout the year and beyond.
Recent Corporate Governance Developments
As a result of the Company’s stockholder engagement and investor outreach program described above and in furtherance of our goal to closely align our corporate governance structure with the interests of our stockholders, the Company recently made a number of shareholder-friendly revisions to the Company’s corporate governance profile. These enhancements are outlined below.

May 2018
Opt-out of all Provisions of Maryland’s Unsolicited Takeovers Act
In 2017, our Board of Directors determined that it was in the best interest of the Company to opt out of all of the provisions of MUTA. To effect that decision, in 2017 we filed articles supplementary to our charter with the State Department of Assessments and Taxation of Maryland and at the 2018 Annual Meeting of the stockholders we submitted for stockholder approval another amendment to our Charter to eliminate our specific election to be subject to Section 3-804(c) of the MGCL. The 2018 Charter amendment proposal received the requisite stockholder approval at the 2018 Annual Meeting of stockholders, and we amended our Charter and Bylaws to complete our full opt-out of MUTA. We are not permitted to opt back into any of those provisions of MUTA without the approval of our stockholders by the affirmative vote of at least a majority of the votes cast on the matter by stockholders of the Company entitled to vote generally in the election of directors of the Company.
November 2018
In November 2018, after extensive discussions in 2017 and 2018 with the Company’s institutional stockholders holding over 30% of the Company’s outstanding common stock (approximately 40% of all institutional holders), the Board adopted the following significant shareholder-friendly revisions to the Company’s corporate governance profile.
Stockholder Right to Proxy Access
We granted our stockholders a right to submit nominations for directors for inclusion in our proxy statement if both the stockholder proponents and their director nominees satisfy the requirements specified in our Company’s bylaws (our “Bylaws”). This right is commonly known as “proxy access.” We adopted the “3/3/20/2 or 20” model for proxy access. A stockholder (or a group of up to 20 stockholders) owning at least 3% (including at least 0.1% by each group member) of the outstanding common stock for at least 3 years may submit director nominees (the greater of (i) two director nominees or (ii) up to 20% of the Board, rounded down for inclusion in our proxy statement by satisfying the requirements specified in our Bylaws. The Board believes the ownership thresholds outlined above enable stockholders that hold a meaningful stake in the Company for several years to propose director nominees to be included in the Company’s proxy materials.
Majority Voting Standard - Director Resignation Policy
We amended our Bylaws to provide that in an uncontested election, each director nominee shall be elected by a majority of the total votes cast for and against such director nominee. In a contested election, each director nominee shall be elected by a plurality of votes cast. In connection with such Bylaw amendment, the Board also amended its Corporate Governance Guidelines to establish procedures pursuant to which any director who is nominated for re-election to the Board but not elected by a majority of votes cast for and against such director shall offer his or her resignation to the Board. Such amended Corporate Governance Guidelines can be found on the Investor Relations pages of the Company’s website at www.xeniareit.com.
Stockholder Right to Amend Bylaws
We granted our stockholders a right to propose amendments to adopt, alter or repeal our Bylaws, or to make new bylaws. In doing so, we adopted a “1/1/5” model for bylaws amendments. A stockholder (or a group of up to 5 stockholders) owning at least 1% (0.1% for each group member) of the outstanding common stock for at least one year may propose amendments to adopt, alter or repeal our Bylaws, or to make new bylaws, for inclusion in our proxy statement by satisfying the requirements specified in our Bylaws. To amend the Bylaws, the proposal must receive the affirmative vote of the holders of a majority of the outstanding shares of common stock pursuant to a binding proposal properly submitted to the stockholders for approval at a duly called annual or special meeting of stockholders. A stockholder proposal submitted under the Bylaws may not, without the approval of the Board, alter or repeal, (i) Article XII of the Bylaws regarding indemnification of directors and officers of the Company and (ii) Article XV of the Bylaws regarding the procedures for amendment of the Bylaws. The Board believes the ownership thresholds outlined above enable stockholders that hold a meaningful stake in the Company at least one year to propose binding amendments to the Bylaws.
For our 2017 and 2018 annual meetings, a major third-party proxy advisory service recommended that its clients vote in line with all of the Board’s recommendations for the past two annual meetings with one exception. The proxy advisory service recommended to withhold votes from three highly qualified and experienced director nominees, who collectively currently comprise the Company’s Nominating and Corporate Governance Committee ("NCGC"), based solely on the advisory service’s new policy concerning binding proposals to amend bylaws. Despite the recommendation to withhold votes on the Company's NCGC members, the voting results in 2017 and 2018 demonstrated overwhelming support for all of the director nominees, including all of the members of the NCGC. The Company respectfully disagrees with the “one-size-fits-all” approach of the proxy advisory service to recommend to its clients to vote “against” any member of the NCGC based solely on instances where the company has not granted stockholders the right to amend bylaws pursuant to its preferred approach. The Board believes the Company, after extensive discussions with institutional stockholders each holding a meaningful position in the Company, is in the best position to determine the specific requirements it applies in granting the right to a stockholder or group of stockholders to amend the Bylaws.

Stock Ownership Guidelines
We have adopted stock ownership guidelines for our executive officers and non-employee directors to align the financial interests of our executive officers and non-employee directors with those of our stockholders. Pursuant to our guidelines, our executive officers and non-employee directors shall hold shares of our common stock having an aggregate value equal to or greater than the multiple of his or her base salary or annual base retainer, as applicable, as shown in the following table.

Executive Officers/Non-Employee Directors	Multiple of Base Salary/Annual Base Retainer
Chief Executive Officer	5X
Other Executive Officers	3X
Non-Employee Directors	5X
Shares of our common stock owned directly by our executive officers and non-employee directors, including restricted shares and shares deliverable upon settlement of restricted stock units, other than those restricted shares or restricted stock units that remain subject to performance-based vesting conditions, and LTIP Units (as defined in “Compensation of Directors - Equity Compensation” and “Elements of Executive Compensation - Equity Compensation”) of XHR LP, our operating partnership (the “Operating Partnership”), other than those LTIP Units that remain subject to performance-based vesting conditions, count toward the executive officers’ and non-employee directors’ stock ownership goals. Shares owned indirectly will count toward an executive officer’s and non-employee director’s stock ownership goal if the executive officer or non-employee director has an economic interest in the shares. All executive officers and non-employee directors have five years after first becoming subject to the guidelines to attain the applicable ownership threshold. If an executive officer or non-employee director becomes subject to a greater ownership threshold, due to a promotion or an increase in his or her base salary or annual base retainer, as applicable, the executive officer or non-employee director is expected to meet the higher ownership threshold within three years. With the exception of Mr. Shah who has until April 2021, each of our executive officers and non-employee directors has until February 2020 to meet his or her respective ownership threshold. At the time of filing this proxy, all of our named executive officers were in compliance with our stock ownership guidelines.
During any time period in which an executive officer’s or non-employee director’s stock ownership goal has not been achieved, including during the five-year period to attain compliance with the ownership guidelines, the executive officer or non-employee director will be required to retain at least 75% of the “net shares” delivered through our equity incentive compensation plans. “Net shares” include shares of our common stock or units of our Operating Partnership and include those shares that are owned by the executive officer or non-employee director after shares are sold, swapped or traded to pay applicable withholding taxes. If the executive officer’s or non-employee director’s stock ownership goal is not attained by the end of the five-year period, the retention requirement shall be increased to 100%. Once an executive officer or non-employee director achieves his or her stock ownership goal, the retention restrictions no longer apply unless a disposition would cause the executive officer’s or non-employee director’s stock ownership to fall below his or her goal. In the event that there is a significant decline in our stock price that causes an executive officer’s or non-employee director’s holdings to fall below the applicable threshold, the executive officer or non-employee director will not be required to purchase additional shares to meet the threshold, but the executive officer or non-employee director shall not be permitted to sell or transfer any shares until the threshold has again been achieved.
Anti-Hedging and Anti-Pledging Policies
The Board has adopted an insider trading policy that contains restrictions on hedging and pledging securities issued by us or our Operating Partnership. With respect to hedging, directors and executive officers are prohibited from engaging in any hedging or monetization transactions involving securities issued by us or our Operating Partnership. With respect to pledging, directors and executive officers are prohibited from holding securities issued by us or our Operating Partnership in a margin account or pledging these securities as collateral for a loan.
Clawback Policy
Our Board has adopted a policy which applies to our named executive officers and may be applied to other employees, as determined by the Board.  In the event the Company is required to prepare an accounting restatement as a result of fraudulent, willful or grossly negligent misconduct, the Board will seek to recover any incentive compensation paid to any executive who engaged in such misconduct in the amount of the excess of the incentive compensation paid, awarded or otherwise due to such executive officer based on the erroneous financial data over the incentive compensation that would have been paid to such executive had it been based on the restated results, as determined by the Board in its sole discretion.
Environmental and Sustainability
Many of our hotels and resorts participate in a variety of environmental sustainability initiatives, such as energy monitoring and preservation, water conservation and waste reduction, and recycling. Our comprehensive energy‑efficiency program is aimed not only at making our hotels or resorts more energy efficient and environmentally‑friendly, but also at enhancing the profitability of our hotels and resorts. Among these energy-efficiency programs are the use of solar energy to heat pools, retro‑fitting incandescent lighting systems with new LED fixtures, installing guestroom “smart” thermostats that adjust room conditions based upon occupancy status, making central plant efficiency upgrades, installing low‑flow toilet systems, and recycling laundry water. Additionally, many of our hotels or resorts participate in the Clean the World program; a well-respected and highly recognized hospitality organization that sterilizes, recycles and remanufactures unused soap and bottled hygiene products, reducing the waste into landfills and providing aid worldwide.
We are committed to expanding these practices and formally developing additional programs over the next several years. We continue to seek new environmental innovations and practices to implement across our portfolio. While the lodging industry’s environmental sustainability efforts are at an early stage, the various hotel brands are aligned with us in their desire to advance environmental programs and practices. Together we are committed to improving energy efficiency and reducing the environmental impact of our hotels and resorts.
Corporate Citizenship and Community Impact
The Company takes seriously its responsibility to invest in and strengthen the communities in which our properties are located and believes in giving back. In addition to supporting our operators in the communities in which our hotels and resorts are located, we have made a significant effort to embrace and support local charitable organizations in the Central Florida area, where our corporate office is located. Since our listing event, at our employees’ request, we have invited over 20 different charitable organizations to visit our office and meet our employees. This has helped our employees volunteer and directly contribute to worthy causes within our local community. As a result of these initiatives, in 2017 the Company was awarded the Community Service Award by the Orlando Sentinel for its outstanding efforts.
Succession Planning
Our Board of Directors, along with input from our Nominating and Corporate Governance Committee, regularly reviews succession planning for the Chief Executive Officer, other executive officers and key employees, to cover emergency and other possible occurrences resulting in a vacancy in the position of Chief Executive Officer or other key management positions.
Role of our Board of Directors in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of our risk management process as well as strategic risks to the Company. At least annually, the Company’s executive officers who are responsible for the Company’s day-to-day risk management practices present to the Board a comprehensive report on the material risks to the Company, including cyber-risk, credit risk, liquidity risk and operational risk. At that time, the management team also reviews with the Board the Company’s risk mitigation policies and strategies specific to each risk that is identified. Throughout the year, management monitors the Company’s risk profile and updates the Board as new material risks are identified or the aspects of a risk previously presented to the Board materially change. Our Board administers this oversight function directly, with support from its four standing committees, the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee, and the Executive Committee, each of which addresses risks specific to its respective areas of oversight. In particular, as more fully described below, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements and, management of cyber-related risks in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and oversight of ethical conduct and monitors the effectiveness of our corporate governance guidelines. The Compensation Committee is responsible for overseeing risks related to the Company’s compensation policies and practices.
Board Committees
Our Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The principal functions of each committee are briefly described below. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee comply with the applicable listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, with respect to each of these committees and each of these committees is comprised exclusively of independent directors. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee was formed by our Board of Directors in February 2015 following our listing on the NYSE. The Executive Committee was formed in June 2015.
Additionally, our Board may from time to time establish other committees or sub-committees to facilitate the Board’s oversight of management of the business and affairs of our company.

Audit Committee
Messrs. Oklak and Donahue and Ms. Goulet are the members of the Audit Committee of the Board of Directors with Mr. Oklak serving as Chair. Our Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act. Each of the members of the Audit Committee is independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Exchange Act and the rules and regulations of the SEC. Each member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations. Our Board has determined that each of the members of our Audit Committee is “financially literate” as that term is defined by the NYSE corporate governance listing standards. The Audit Committee has oversight responsibilities regarding:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm; and

•	the design and implementation and performance of our internal audit function.
The Audit Committee is also responsible for, among other things:

•
appointing, evaluating, compensating and overseeing an independent registered public accounting firm, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm and reviewing the adequacy of the auditing firm’s internal quality control procedures;

•	preparing the audit committee report required by SEC regulations to be included in our proxy statement;

•	reviewing and discussing the Company’s annual and quarterly financial statements with management and the independent auditor;

•	engagement, evaluation and compensation of the internal auditor;

•	discussing our overall risk assessment and management, including major financial risks; and

•	reviewing and approving any transaction between us and a related person pursuant to our related person transaction policy.
Our Board of Directors has adopted a written charter for our Audit Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Governance — Audit Committee Charter”.
Compensation Committee
Messrs. Gartland, Alschuler and Bass are the members of the Compensation Committee of the Board of Directors with Mr. Gartland serving as Chair. Each of the members of the Compensation Committee is independent, as defined by the rules of the NYSE and the rules and regulations of the SEC. The Compensation Committee is responsible for, among other things:

•
annually reviewing and approving the corporate goals and objectives with respect to the compensation of our Chief Executive Officer and evaluating our Chief Executive Officer’s performance in light of these goals and objectives and, based upon this evaluation, setting our Chief Executive Officer’s compensation;

•	reviewing and setting the compensation of our executive officers other than the Chief Executive Officer;

•	reviewing and making recommendations to our Board of Directors regarding director compensation;

•	reviewing and approving or recommending to our Board of Directors our incentive compensation and equity-based plans and arrangements;

•
reviewing and discussing with management our Compensation Discussion & Analysis (“CD&A”) and considering whether to recommend to our Board of Directors that our CD&A be included in the appropriate filing;

•	preparing the annual Compensation Committee Report; and

•	overseeing and periodically assessing material risks associated with our compensation structure, policies and programs generally for all employees, including our executive officers.
The Compensation Committee has retained FPL Associates L.P. (“FPL”) to serve as the Compensation Committee’s independent compensation consultant since our separation on February 3, 2015 from InvenTrust Properties Corp. (“InvenTrust”).  FPL was engaged to assist the Compensation Committee with a variety of tasks, which for 2018 included, among other things, developing our public peer group, analyzing pay by both magnitude and structure across our peer group, evaluating our compensation programs for both executives and non-employee directors, providing market trends and information on best practices, and assisting with the design of our pay systems, which includes a long-term incentive program for our executives.  The Compensation Committee assessed the independence of FPL, including consideration of the independence factors specified in the NYSE listing standards, and concluded that no conflict of interest existed in 2018 that would prevent FPL from serving as an independent consultant to the Compensation Committee.  The Compensation Committee retains its authority over, and is responsible for, all compensation decisions.
Our Board of Directors has adopted a written charter for our Compensation Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Governance — Compensation Committee Charter”.
Nominating and Corporate Governance Committee
Mmes. McCormick and Goulet and Mr. Alschuler are the members of the Nominating and Corporate Governance Committee of the Board of Directors with Ms. McCormick serving as Chair. Each of the members of the Nominating and Corporate Governance Committee is independent, as defined by the rules of the NYSE and the rules and regulations of the SEC. The Nominating and Corporate Governance Committee is responsible for, among other things:

•
identifying individuals qualified to become members of our Board of Directors and ensuring that our Board of Directors has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds, and recommending to the Board the nominees for election to the Board at annual meetings of stockholders;

•	reviewing the committee structure of the Board of Directors and recommending directors to serve as members of each committee of the Board of Directors;

•
developing and recommending to the Board of Directors a set of corporate governance guidelines applicable to us and, from time to time, reviewing such guidelines and recommending changes to the Board of Directors for approval as necessary; and

•	overseeing the annual self-evaluations of the Board of Directors and its respective committees.
Our Board of Directors has adopted a written charter for our Nominating and Corporate Governance Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Governance — Nominating and Governance Committee Charter”.
Selection of Director Nominees
The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board of Directors those candidates to be nominated for election to the Board of Directors.
The Nominating and Corporate Governance Committee will consider relevant experience, skills and knowledge as well as minimum individual qualifications, including strength of character, mature judgment, industry knowledge or experience, and an ability to work collegially with the other members of the Board of Directors. The Nominating and Corporate Governance Committee does not have a set policy for considering or weighing diversity in identifying nominees, however it will consider all factors it considers appropriate, which may include age, gender and ethnic and racial background, existing commitments to other businesses, other board service, potential conflicts of interest with other pursuits, legal considerations, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. The Nominating and Corporate Governance Committee will screen all potential candidates in the same manner, regardless of the source of the recommendation. The review is expected to be based on any written materials provided with respect to potential candidates, and the Nominating and Corporate Governance Committee will review the materials to determine the qualifications, experience and background of the candidates. Final candidates are expected to be interviewed by one or more members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may retain a search firm in the future to assist with identifying and recruiting director candidates for our Board.
The Nominating and Corporate Governance Committee will consider director candidates properly recommended by stockholders for our 2020 annual meeting of stockholders. Any such recommendations should be included in a written notice addressed to the Chairperson of the Nominating and Corporate Governance Committee, care of: Xenia Hotels & Resorts, Inc., 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801, Attention: Corporate Secretary or shareholdercommunications@xeniareit.com. The notice must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and include the information required by the Company’s bylaws for advance notice of stockholder nominees for director. If the shares of our common stock held by the stockholder making the recommendation are held in “street name,” notices should also attach proof of ownership of Xenia common stock as of the date of the notice. At a minimum, candidates recommended for nomination to the Board of Directors must meet the director independence standards of the NYSE. December 2, 2019 is the deadline established by the Nominating and Corporate

Governance Committee for submission of potential director nominees for consideration by the Nominating and Corporate Governance Committee for nomination at the 2020 annual meeting of stockholders.
Executive Committee
Messrs. Verbaas, Donahue, Gartland and Oklak and Ms. McCormick are the members of the Executive Committee of the Board of Directors with Mr. Verbaas serving as Chair.
The Executive Committee has, and may exercise, all the powers of the Board in the management of the business and affairs of the Company between meetings of the Board of Directors, except (a) as limited by our charter or bylaws, each as amended, the rules of the NYSE or applicable law or regulation and (b) with respect to matters that are specifically reserved for the Board or another committee of the Board.
Our Board of Directors has adopted a written charter for our Executive Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations - Corporate Governance - Executive Committee Charter”.
Director Independence
Under our Corporate Governance Guidelines, our Board of Directors will be comprised of a majority of directors who qualify as independent directors under the listing standards of the NYSE. The Board is required to make an affirmative determination at least annually as to the independence of each director. In making independence determinations, the Board reviews all relevant business relationships any director or nominee for director may have with the Company, including that certain entities affiliated with the directors may pay amounts to the Company for room accommodations and meeting space in the ordinary course of business. Of the eight persons who serve on our Board of Directors, our Board has determined that each of Messrs. Donahue, Oklak, Alschuler, Bass and Gartland and Mmes. Goulet and McCormick, or 87.5% of our directors, satisfy the listing standards for independence of the NYSE.
Corporate Governance Guidelines
Our Board of Directors has adopted a set of Corporate Governance Guidelines, which are available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Governance — Corporate Governance Guidelines”.
Code of Ethics and Business Conduct
Our Board has adopted a code of ethics and business conduct that applies to our directors, officers and employees. Among other matters, our code of ethics and business conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of law or the code of ethics and business conduct to appropriate persons identified in the code of ethics and business conduct;

•	accountability for adherence to the code of ethics and business conduct, including fair process by which to determine violations;

•	consistent enforcement of the code of ethics and business conduct, including clear and objective standards for compliance;

•	protection for persons reporting any such questionable behavior;

•	the protection of the Company’s legitimate business interests, including its assets and corporate opportunities; and

•	confidentiality of information entrusted to directors, officers and employees by the Company and its customers.
Any waiver of the code of ethics and business conduct for our directors or executive officers must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law and NYSE regulations.
Our code of ethics and business conduct is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Governance — Code of Ethics and Business Conduct”.

Stockholder Communications with our Board of Directors
Our Board of Directors has adopted a policy regarding stockholder communications with our Board of Directors. Pursuant to this policy, stockholders of the Company, or other interested parties, may communicate with independent members of the Board or the chairman of one of the Board committees, including the chairman of executive sessions of non-management directors, by addressing any communications to the intended recipient by name or position in care of: Xenia Hotels & Resorts, Inc., 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801, Attention: Corporate Secretary or shareholdercommunications@xeniareit.com.
Our policy regarding stockholder communications contains additional information regarding these communications and is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Governance — Stockholder Communications Policy”.
Compensation Committee Interlocks and Insider Participation
Messrs. Gartland, Alschuler and Bass are the members of the Compensation Committee of the Board of Directors. None of the current members of our Compensation Committee is, or has at any time been, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Compensation of Directors
Cash Compensation
Under our Director Compensation Program, which was restated effective as of January 1, 2018 (the “Director Compensation Program”), each non-employee director is entitled to receive an annual cash retainer of $75,000. In addition, committee members and chairpersons and our Lead Director are entitled to receive the following additional annual cash retainers (as applicable):
Chair of Audit Committee: $20,000
Chair of Compensation Committee: $17,500
Chair of Nominating and Governance Committee: $15,000
Non-Chair Audit Committee Member: $10,000
Non-Chair Compensation Committee Member: $5,000
Non-Chair Nominating and Corporate Governance Committee Member: $5,000
Lead Director: $45,000
Equity Compensation
In addition to the cash retainers, each non-employee director who is initially elected or appointed to serve on the Board is granted an award of shares of our common stock on the effective date of such initial election or appointment with a value equal to $85,000. Awards granted to directors who are initially elected or appointed on a date other than an annual meeting date are pro-rated to reflect the director’s partial year of service. Additionally, each director who is re-elected at an annual meeting is granted an award of LTIP Units of our Operating Partnership on the date of the annual meeting with a value equal to $85,000. Under certain circumstances, a director could be granted an equivalent number of shares of our common stock in lieu of LTIP Units. All such awards are fully-vested as of the date of grant.

2018 Non-Employee Director Compensation Table
The following table sets forth the compensation awarded or paid to, or earned by, our non-employee directors during 2018. This table excludes Mr. Verbaas, who is an employee of the Company and does not receive compensation for his services as a director. All compensation paid to Mr. Verbaas in 2018 is reflected in the Summary Compensation Table.

Name	Fees Earned in Cash ($)(1)	LTIP Unit Awards ($)(2)	Total ($)
Jeffrey H. Donahue	$130,000	$85,010	$215,010
John H. Alschuler	$85,000	$85,010	$170,010
Keith E. Bass	$80,000	$85,010	$165,010
Thomas M. Gartland	$92,500	$85,010	$177,510
Beverly K. Goulet	$90,000	$85,010	$175,010
Mary E. McCormick	$90,000	$85,010	$175,010
Dennis D. Oklak	$95,000	$85,010	$180,010

(1)	Amounts reflect annual retainers and, as applicable, committee chair and member retainers and lead director retainers earned in 2018.

(2)
Amounts reflect the grant date fair value of LTIP Unit awards granted during 2018 computed in accordance with ASC Topic 718. For additional information regarding the assumptions used to calculate the value of such LTIP Unit awards, please refer to Note 13 in our consolidated financial statements for the fiscal year ended December 31, 2018, included in our Annual Report on Form 10-K for the year ended December 31, 2018. Each non-employee director was granted 3,523 fully vested LTIP Units of the Operating Partnership during 2018. The number of LTIP Units granted to each non-employee director was determined by dividing (x) $85,000, by (y) the closing trading price of a share of our common stock on the date of grant, rounded up to the nearest whole LTIP Unit.

ARTICLE III: EXECUTIVE OFFICERS
The following sets forth information regarding executive officers of the Company.

Name	Age	Position
Executive Officers
Marcel Verbaas	49	Chairman and Chief Executive Officer
Barry A.N. Bloom	54	President and Chief Operating Officer
Atish Shah	46	Executive Vice President, Chief Financial Officer and Treasurer
Philip A. Wade	42	Senior Vice President and Chief Investment Officer
Joseph T. Johnson	44	Senior Vice President and Chief Accounting Officer
Biographical information pertaining to Mr. Verbaas, who is both our Chairman and an executive officer of the Company, can be found in the section above entitled “Corporate Governance — Our Board of Directors.”
Barry A.N. Bloom, is our President and Chief Operating Officer. Mr. Bloom held the position of Executive Vice President and Chief Operating Officer with Xenia or its affiliated entities from July 2013 until November 2017 when he was appointed President and Chief Operating Officer. In this role, Mr. Bloom is responsible for direct oversight of the asset management and project management functions, as well as a variety of strategic and operational corporate functions of Xenia. From July 2011 to June 2013, Mr. Bloom served as an Associate Professor of the Practice in the School of Hospitality Administration at Boston University and from July 2010 to June 2011, Mr. Bloom served as an Instructor in the School of Hospitality Leadership at DePaul University. From 2008 to 2011, Mr. Bloom co-founded and was a Principal of Abacus Lodging Investors LLC, a hotel investment and advisory firm. Prior to pursuing an academic career, Mr. Bloom worked for a variety of leading hotel investment firms, most recently as Executive Vice President of Portfolio Management & Administration with CNL Hotels & Resorts, Inc. from 2003 to 2007, where he was responsible for oversight of the company’s $6.6 billion portfolio. Prior to CNL, he served as Vice President - Investment Management for Hyatt Hotels Corporation from 2000 to 2003. In addition, Mr. Bloom has worked for Tishman Hotel & Realty, VMS Realty Partners and Pannell Kerr Forster (now CBRE Hotels). Mr. Bloom received his Bachelor of Science degree in Hotel and Restaurant Management as well as a Master of Business Administration degree from Cornell University and a Doctor of Philosophy degree in Hospitality Management from Iowa State University.
Atish Shah, is our Executive Vice President, Chief Financial Officer and Treasurer and has held this position with Xenia since April 2016. Mr. Shah most recently served as Senior Vice President – Strategy, Financial Planning & Analysis, and Investor Relations for Hyatt Hotels Corporation (“Hyatt”), a position he held beginning September 2012. From April 2015 to March 2016, Mr. Shah also served as Interim Chief Financial Officer for Hyatt. In this role, Mr. Shah had responsibility for the global finance function, including treasury, tax, accounting, internal audit, operations finance and purchasing. Mr. Shah began at Hyatt in December 2009 as Senior Vice President – Investor Relations. Prior to joining Hyatt, Mr. Shah served as a portfolio manager of a hospitality real estate private equity fund at Lowe Enterprises. Prior to that, he worked for Hilton Hotels Corporation in a variety of finance roles, including those in feasibility, planning, investment analysis and investor relations. Mr. Shah holds a Bachelor of Science with Honors from Cornell University, a Master of Management in Hospitality from Cornell University and an MBA from The Wharton School of the University of Pennsylvania.
Philip A. Wade, is our Senior Vice President and Chief Investment Officer. Mr. Wade has served as Chief Investment Officer since January 2014, Senior Vice President since January 2011 and Vice President since 2007 of Xenia or certain of its affiliated entities. Mr. Wade is responsible for our investment activities, and has been involved in all of our hotel acquisitions and dispositions. From 2005 to 2007, Mr. Wade was the Director of Acquisitions & Asset Management for The Procaccianti Group, a real estate investment and management company, where he was responsible for underwriting the company’s hotel acquisitions and asset management of its hotel portfolio. Mr. Wade also was a senior analyst in the acquisitions department of CNL Hotels & Resorts, Inc., from 2002 to 2005, and started his hospitality career as a consultant with PKF Consulting, a hospitality and real estate consulting firm, in 1999. Mr. Wade received his Bachelor of Science degree in Management from the A.B. Freeman School of Business at Tulane University.
Joseph T. Johnson, is our Senior Vice President and Chief Accounting Officer and has held this position since May 2015. In this role, Mr. Johnson has primary responsibility of overseeing accounting, SEC financial reporting, taxation and information technology. Previously, Mr. Johnson served as Chief Financial Officer of CNL Healthcare Properties, Inc. and CNL Lifestyle Properties, Inc., each of which were public non-listed REITS, from 2011 until April 2015.  Prior to and during that time Mr. Johnson also held various other positions with these entities and their affiliates, including Senior Vice President, Treasurer and Chief Accounting Officer.  Prior to this, Mr. Johnson served as Vice President of Financial Reporting for CNL Hotels & Resorts, Inc. a public non-listed lodging REIT. Mr. Johnson began his career in the audit practice of KPMG LLP. He is a graduate of the University of Central Florida and holds a Bachelor of Science and Masters in Accounting from the Kenneth G. Dixon School of Accounting at the University of Central Florida.

ARTICLE IV: EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” below and the principal factors relevant to an analysis of these policies and decisions. We refer to this group collectively as our “named executive officers.” Our named executive officers for 2018 are:

•	Marcel Verbaas, Chairman and Chief Executive Officer;
•    Barry A.N. Bloom, President and Chief Operating Officer;
•    Atish Shah, Executive Vice President, Chief Financial Officer and Treasurer;
•    Philip A. Wade, Senior Vice President and Chief Investment Officer; and
•    Joseph T. Johnson, Senior Vice President and Chief Accounting Officer.
Executive Summary
Company Highlights
We realized several significant accomplishments in 2018, including:

Adjusted FFO(1)	Increased 11.6% to $245.4 million, or $2.22 per diluted share, in 2018, from $220.0 million, or $2.06 per diluted share, in 2017.

Same-Property Hotel EBITDA Margin(1)	Maintained Same-Property Hotel EBITDA Margin of 27.9% on a 1.3% increase in total Same-Property hotel operating expenses.

RevPAR(1)
Increased total portfolio RevPAR, which includes the results of hotels that were sold or acquired during 2017 and 2018, by 4.8% to $162.64 for 2018, compared to $155.12 for 2017. In addition, we increased our Same-Property RevPAR by 1.2% to $165.27 for 2018, compared to $163.33 for 2017.

Transactions
Acquired four luxury hotels comprising 841 rooms for $354 million. The acquisitions included The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and the newly branded Waldorf Astoria Atlanta Buckhead. Additionally, we acquired a free-standing restaurant unit that is part of the same development as the Waldorf Astoria Atlanta Buckhead for $7 million and completed the buyout of its joint venture partner's minority interest in Grand Bohemian Hotel Charleston and Grand Bohemian Hotel Mountain Brook for $12.2 million. We also completed the sale of three lower-tier hotels comprising 1,173 rooms for total consideration of $420 million.

Capital Expenditures	Invested approximately $108 million in capital projects throughout the portfolio, including guestroom renovations at nine hotels and meeting space renovations at two hotels.

Financing
Reduced our variable interest rate risk exposure to 16% of outstanding total debt at December 31, 2018 from 28% at December 31, 2017. We accomplished this through the execution of new interest rate swaps and by prepaying seven loans totaling approximately $272 million. We amended, restated and upsized our senior unsecured revolving credit facility to $500 million, extended the maturity three years to February 2022, with two additional six-month extension options, and reduced the interest rate which is now based on a pricing grid with a range of 150 to 225 basis points over LIBOR as determined by the Company’s leverage ratio.

At-the-Market Program
In March 2018, the Company entered into an "At-the-Market" ("ATM") program. This ATM program authorizes the Company to issue common stock having an aggregate offering amount of up to $200 million. During the year ended December 31, 2018, the Company received gross proceeds of $137.4 million from the issuance of 5.7 million shares of its common stock at a weighted average share price of $24.02. As of December 31, 2018, the Company had $62.6 million available for sale under the ATM program.

Dividends
Declared four quarterly dividends totaling $1.10 per share, returning approximately $123 million to stockholders and representing a 5.1% yield relative to the Company's stock price on December 30, 2017.

(1)
Please refer to “Part II - Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2018 for further information about how we calculate RevPAR and Adjusted FFO and the reconciliation of Adjusted FFO to Net Income. In addition, please refer to Exhibit 99.1 to the Current Report on Form 8-K filed on February 26, 2019 for our definition of Same-Property, our reconciliation of Net Income to Same-Property Hotel EBITDA and our calculation of Hotel EBITDA Margin for the year ended December 31, 2018. These references also provide information as to why we consider these non-GAAP financial measures to be useful key supplemental measures of our operating performance.

Overview of Executive Compensation Program
The Company believes compensation should reinforce and promote the business objectives of the Company. The Company also believes that executive officers who are motivated and challenged by their duties are more likely to achieve the individual and corporate performance goals approved by the Compensation Committee. The primary purpose of the Company’s executive compensation program is to achieve the Company’s business objectives by attracting, retaining and motivating talented executive officers by providing financial incentives and economic security.
A significant percentage of compensation for our executive officers is based on performance. Performance-based pay aligns the interests of management with the Company’s stockholders. For 2018, approximately 68% of Mr. Verbaas’ and an average of approximately 61% of the Company’s other named executive officers’ target total compensation was performance-based and “at-risk.” The charts below depict the composition, at target levels, of each element of compensation, including those that are performance-based. The Company seeks to align the interests of executive officers with those of its stockholders by providing a significant portion of executive officers’ compensation in the form of equity, either through shares of common stock or units of limited partnership interest in the Company’s Operating Partnership. Through share ownership guidelines for executive officers and grants of time- and performance-based vesting LTIP Units, the value of the executive officers’ total compensation increases as total returns to stockholders increase. Moreover, the Company’s executive compensation program is designed to reward favorable TSRs, both in an absolute amount and relative to peers of the Company, taking into consideration the Company’s competitive position within the lodging REIT industry and each executive’s long-term career contributions to the Company.

Highlighted below are the key objectives and elements of our executive compensation program, the purpose of each element and the process for determining each element.
Compensation Best Practices
Our executive compensation program incorporates the following best practices:

	What we do		What we don't do

✓	Our executives’ total compensation opportunity is primarily based on Company performance, awarded through our annual and long-term incentive compensation programs.	✗	We do not provide change in control excise tax “gross-up” payments.

✓	Our Chief Executive Officer receives approximately 68% and other named executive officers receive approximately 61% of target total compensation in the form of long-term equity incentives.	✗	We do not provide guarantees for equity awards or cash incentive payments.

✓	Any change in control cash payments pursuant to severance agreements with our named executive officers are subject to a “double-trigger.”	✗	No automatic, annual increase in executive salaries.

✓	Named executive officers are required to accumulate and hold a meaningful amount of stock. Refer to the subsection entitled “Stock Ownership Guidelines” for more detail.	✗	The Company does not maintain a pension plan and does not provide excessive perquisites to the NEOs.

✓	Our Compensation Committee retains and meets regularly with an independent compensation consultant to advise on executive compensation.	✗	No pledging, hedging or short sales of Company securities by directors, officers or employees.

✓	Our Compensation Committee regularly reviews the Company’s compensation plans and programs to ensure they are designed to create and maintain stockholder value and do not encourage excessive risk.	✗	No counting of unvested performance equity awards toward our stock ownership guidelines.

✓	The Compensation Committee considers, in making its compensation decisions, whether our compensation arrangements create risks that are reasonably likely to have a material adverse effect on us.

✓	We maintain a clawback policy to recover amounts inappropriately paid in the event of a restatement of our financial statements.

✓	We review and consider stockholder feedback in structuring executive compensation.

✓	We apply multi-year vesting requirements to all equity awards to facilitate retention and ensure performance alignment.

✓	Annual advisory vote on executive compensation (“say-on-pay”).

Determination of Compensation
Our Compensation Committee is responsible for determining the amount and composition of compensation paid to all of our named executive officers. Our Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation program, as well as specific compensation levels for each named executive officer. In its role, the Compensation Committee utilizes market data from publicly available sources and as provided by FPL. Additionally, the Compensation Committee reviews and considers the recommendations of Mr. Verbaas with respect to compensation decisions of our named executive officers other than himself. The Compensation Committee believes it is valuable to consider the recommendations of Mr. Verbaas with respect to these matters because, given his knowledge of the day-to-day responsibilities of our executive officers, he is in a unique position to provide the Compensation Committee perspective into the performance of our executive officers.
At our 2018 annual meeting, over 96% of votes cast were in favor of our “say on pay” proposal. This marks the second consecutive year that the Company has received in excess of 90% support on our “say on pay” proposal. Though the members of the Compensation Committee believe that the stockholder vote on our 2018 “say on pay” proposal endorses the Company’s compensation program, the Compensation Committee endeavors to continuously improve the Company’s compensation program to align with the interests of our stockholders. Following the 2017 “say-on-pay frequency” vote, our Board of Directors resolved to continue to hold annual say on pay votes.
Independent Consultant
FPL advises our Compensation Committee on compensation program design and the amounts payable to our named executive officers. FPL provides our Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the executive compensation program. FPL does no work for management, receives no compensation from the Company other than for its work in advising our Compensation Committee, and maintains no other economic relationships with the Company.
Annual Process
At the end of each year, our Compensation Committee reviews the total compensation of each of our named executive officers for that year, including an estimate of the incentive plan compensation for the year. At this meeting, our Compensation Committee also reviews appropriate compensation studies and surveys provided by FPL. After the review, our Compensation Committee finalizes and approves the design of the compensation program for the upcoming year.
Use of Competitive Peer Group
Our Compensation Committee engages FPL annually to provide a study of our executive officer compensation compared to executive officer compensation at ten similarly situated lodging REITs, or what we call our “Peer Group.” Our Peer Group was selected because their total assets, asset characteristics, revenues, number of employees and market capitalization were comparable to ours. For 2018, the Peer Group consisted of ten public hospitality REITs that the Company and FPL consider to be the most relevant peer group against which to review compensation for our named executive officers.  The Peer Group had total enterprise values ranging from approximately 0.6x to 1.7x the Company’s total enterprise value at the time of selecting the Peer Group.  The members of our Peer Group are:

Apple Hospitality REIT, Inc.	LaSalle Hotel Properties(1)	Summit Hotel Properties, Inc.
Chesapeake Lodging Trust	Pebblebrook Hotel Trust(1)	Sunstone Hotel Investors, Inc.
DiamondRock Hospitality Company	RLJ Lodging Trust
Hersha Hospitality Trust	Ryman Hospitality Properties, Inc.

(1)	During 2018, Pebblebrook Hotel Trust completed a merger with LaSalle Hotel Properties.
Following the review of the study and considering the experience and skill level of each executive, our Compensation Committee sets an appropriate base salary for the named executive officers along with target bonuses and equity awards for the following year. While the Compensation Committee examines market data, including data derived from the Peer Group, the Compensation Committee also takes into consideration a number of qualitative factors and individual assessments in arriving at an appropriate compensation package for each individual executive officer and the Compensation Committee does not set the compensation of the named executive officers to a particular percentile of the Peer Group or any single component thereof, such as base salary, total cash compensation, incentive compensation or total compensation. Instead, the Compensation Committee reviews the compensation information to inform itself of the compensation amounts paid by the Company’s competitors to their executive officers and therefore required for executive officer recruitment and retention.
Subsequent to the end of the year and once the financial results for the prior year are available, our Compensation Committee reviews the achievement of the formulaic components of the cash incentive program and individual objectives. Based on this review, our

Compensation Committee finalizes and approves the annual cash incentive compensation for the prior year. Additionally, our Compensation Committee finalizes the structure of the current year annual cash incentive compensation program and the amount and structure of the long-term equity incentive awards. We believe our programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy.
Elements of Executive Compensation Program
Annual Base Salary
2018 and 2019 Salaries
Our named executive officers receive a base salary to compensate them for services rendered to the Company. The base salary payable to each of the executives is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For 2018 and 2019, the base salary of each of our named executive officers was based on the following qualitative and quantitative factors:

•	an amount necessary to retain the named executive officers;

•	the scope of the named executive officer’s responsibilities;

•	the experience and skill set possessed by the particular named executive officers;

•	the role within the executive management team;

•	the competitive market compensation paid to executive officers in similar positions within our peer group.
The 2018 annual base salaries for the named executive officers are provided in the "Summary Compensation Table" or in the footnotes to the same. For 2019, after considering the information and analysis provided by FPL regarding the compensation levels of executive officers of the applicable peer group for 2018, the Compensation Committee decided not to increase the annual base salaries for Messrs. Verbaas, Bloom or Shah, but approved increases to the annual base salaries for Messrs. Wade and Johnson so that their annual base salaries are more comparable to those of the equivalent officers in the applicable peer group. As a result, the Compensation Committee approved annual base salaries for 2019 for Messrs. Verbaas, Bloom, Shah, Wade and Johnson of $800,000, $560,000, $495,000, $400,000, and $345,000, respectively.
Non-Equity Incentive Program
2018 Bonuses
In 2018, our named executive officers participated in an annual bonus program under which each of the executives was eligible to receive an annual cash performance bonus based upon the achievement of certain performance criteria.
The threshold, target and maximum bonus levels for each of our named executive officers for 2018 were:

Name	Threshold Annual Bonus (% of annual base salary)	Target Annual Bonus (% of annual base salary)	Maximum Annual Bonus (% of annual base salary)
Marcel Verbaas	75%	125%	200%
Barry A.N. Bloom	60%	100%	160%
Atish Shah	54%	90%	144%
Philip A. Wade	37.5%	75%	112.5%
Joseph T. Johnson	37.5%	75%	112.5%
Performance between threshold and target and between target and maximum levels is interpolated on a straight-line basis.

Under the annual bonus compensation program, the 2018 performance metrics were: (1) Adjusted FFO per share, (2) Hotel EBITDA Margin, (3) RevPAR change, and (4) individual performance. Adjusted FFO per share, Hotel EBITDA Margin and RevPAR change are non-GAAP financial measures. The Compensation Committee considers all relevant facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions, and retains the ability and authority to exercise its judgment and discretion to adjust an award up or down. Additionally, appropriate adjustments to objectives may be made based on transactions and significant market circumstances. For 2018, the Compensation Committee evaluated the Company's significant level of acquisition, disposition, and capital markets activity. The Compensation Committee discussed these items and pursuant to their retained authority, the Committee determined that it was appropriate to make certain adjustments to account for the acquisition of four new properties, and the disposition of two properties, all of which were not included in the original objectives. For Adjusted FFO Per Share, the Committee also adjusted the objectives to account for equity issuances occurring in 2018. The Committee believes these adjustments were necessary and proper in order to maintain the original intent of the objectives established in the first quarter of 2018 and to further the Company's overall goals and long-term strategy. The weighting of each performance metric for the annual bonus compensation program for each of our named executive officers in 2018 was as follows:
Adjusted FFO Per Share
Adjusted FFO per share is determined by adjusting the Company’s FFO per share as calculated in accordance with standards established by the National Association of Real Estate Investment Trusts (“Nareit”), to add back hotel property acquisition and terminated transaction costs, amortization of debt origination costs, share-based compensation, and other expenses we believe do not represent recurring operations.
The Company believes that Adjusted FFO per share, which is a non-GAAP measure, is a useful and key supplemental measure of operating performance, as it excludes the effect of non-recurring items and historical cost accounting metrics, such as real estate depreciation and amortization, which may be of lesser significance in evaluating current performance. We believe that the use of Adjusted FFO per share can facilitate comparisons of operating performance between periods and between REITs, making the metric beneficial to investors’ complete understanding of our operating performance.
Accordingly, the Compensation Committee determined that 55% of the overall cash bonus for each executive officer would be based upon the level of Adjusted FFO per share generated by the Company during 2018. For the reasons stated above, the Compensation Committee adjusted the Company’s threshold, target and maximum levels of Adjusted FFO per share to $1.93, $2.10, and $2.27, respectively. The Company’s 2018 Adjusted FFO per share of $2.223 fell between the adjusted target and maximum levels of performance for this metric.
Hotel EBITDA Margin
Hotel EBITDA Margin is a commonly used measure of performance in the lodging REIT industry and is calculated by dividing Hotel EBITDA by Total Revenues. Hotel EBITDA represents net income excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate general and administrative expenses and (5) acquisition and terminated transaction costs.
The Company believes that Hotel EBITDA Margin provides our investors a useful financial measure to evaluate our hotel operating performance, excluding the impact of our capital structure (primarily interest), our asset base (primarily depreciation and amortization), income taxes, and our corporate-level expenses (corporate expenses and hotel acquisition costs). We believe property-

level results provide investors with supplemental information on the ongoing operational performance of our hotels and the effectiveness of our third-party management companies that operate our business on a property-level basis.
The Compensation Committee believes that Hotel EBITDA Margin is an appropriate additional performance metric because it is reflective of management's effort and success in reducing operating costs of our hotels.
Accordingly, the Compensation Committee determined that 10% of the overall cash bonus for each executive officer would be based upon the level of Hotel EBITDA Margin generated by the Company during 2018. For the reasons stated above, the Compensation Committee adjusted the Company’s threshold, target and maximum levels of Hotel EBITDA margin to 28.5%, 29.5%, and 30.5%, respectively. The Company’s 2018 Hotel EBITDA Margin of 29.8% fell between the adjusted target and maximum level of performance for this metric.
RevPAR Change
RevPAR is a measure commonly used in the lodging industry to quantify nightly room revenue. The measure can be applied to a single hotel, market, or the industry and can pertain to a single night, week, month, or year. RevPAR is calculated as either (1) the product of the average daily rate (“ADR”) and occupancy rate, or (2) dividing hotel room revenue by room nights available to guests for a given period, and does not include non-room revenues such as food and beverage revenue or other operating revenues.
RevPAR is a metric used in the hotel industry to make an assessment regarding a hotel's operations and its ability to fill its available rooms at an average rate. Increasing a property's RevPAR means that its average room rate and/or its occupancy rate are increasing. The change in RevPAR year over year, is an industry-wide metric used to measure top-line revenue growth, which we believe gives a useful measure of our performance.
Accordingly, the Compensation Committee determined that 10% of the overall cash bonus for each executive officer would be based upon the level of RevPAR Change generated by the Company during 2018. For the reasons stated above, the Compensation Committee adjusted the Company’s threshold, target and maximum levels of RevPAR Change to -0.32%, 1.18%, and 2.18%, respectively. The Company’s 2018 RevPAR growth of 0.81% fell between threshold and target level of performance for this metric.
Individual Performance Objectives
Twenty-five percent of each executive’s annual cash incentive is based on achievement of individual objectives. Our Compensation Committee established individual objectives for each of the executive officers, which objectives varied by individual depending on their specific responsibilities. A summary of each executive’s objectives is as follows:

•
Mr. Verbaas’ objectives primarily involved improving the portfolio quality through the completion of strategic acquisitions of uniquely positioned luxury and upper upscale hotels and resorts and dispositions of lower-quality hotels that do not match the Company's strategy, maintaining a leverage profile which allows the Company to opportunistically upgrade the portfolio through the acquisition of high-quality hotels or resorts, lengthening the Company’s debt maturity profile through strategic refinancings, opportunistically issuing or repurchasing shares of common stock based on market conditions, increasing investor community awareness, establishing clear objectives regarding capital allocation strategies and executing on such strategies and further improving and optimizing organizational infrastructure.

•
Mr. Bloom’s objectives primarily involved direction and oversight to the asset management, portfolio initiatives, and project management teams, successful completion of large-scale guest and meeting room renovations at certain Company hotels with minimum disruption to operations, expanding the role of the portfolio initiatives team in benchmarking and analytics, providing oversight for corporate functions including human resources, marketing, and insurance, executing strategic opportunities to reposition properties, and playing an integral role in the investor relations function.

•
Mr. Shah’s objectives primarily involved improving the Company’s profile within the investment community, leading the Company's capital allocation efforts, as it relates to equity or debt issuance or other capital markets activities, executing an “at-the-market” offering program, optimizing business intelligence and analytics functions, developing and implementing long-term capital and balance sheet strategy while maintaining leverage ratios that will allow flexibility as opportunities arise, and management of accounting, reporting, tax and information technology functions.

•
Mr. Wade’s objectives primarily involved maintaining a substantial acquisition pipeline consistent with our corporate strategy and growth objectives and completing certain acquisitions in line with such objectives, maintaining and expanding relationships with potential acquisition and disposition sources, evaluating the existing portfolio for value enhancement opportunities and material reinvestment, rebranding, and other capital allocation decisions consistent with acquisition investment criteria, evaluating the existing portfolio for disposition opportunities and completing such dispositions in line with the company's strategic objectives, and managing ongoing and future tax appeals.

•
Mr. Johnson’s objectives primarily involved continued acceleration of time lines for financial reporting and tax compliance matters, providing internal and external accounting and tax support to successfully implement an “at-the-market” offering program, evaluating interdepartmental workflows for efficiencies, ensuring readiness for implementation of new GAAP revenue recognition accounting standards, enhancing tax forecasting capabilities, completing certain internal audit functions successfully, and developing a multi-year IT plan to continue to improve network and system security and recoverability functions.

Our Compensation Committee asked our Chief Executive Officer to provide his assessment of each executive officer as it relates to the individual performance objectives. Following the review of the Chief Executive Officer’s assessment and a detailed discussion with our Chief Executive Officer regarding each of the other officers, our Compensation Committee concluded that each of the executives, including the Chief Executive Officer, substantially completed all of the individual objectives and that each executive earned a maximum payout for the individual performance component of each executive’s bonus. Our Compensation Committee reached this conclusion upon weighing the results achieved by the Company in 2018. Not only did each executive professionally perform the objectives personal to him at a high level, but together the executives achieved the strong results for the Company outlined above under “Company Highlights.”
The actual cash incentive compensation earned and paid for 2018 performance as a percentage of base salary and as a percentage of target were as follows:

	2018 Cash Incentive Earned
Name	% of Base Salary	% of Target	Total ($)
Marcel Verbaas	174.4%	139.6%	$1,395,586
Barry A.N. Bloom	139.6%	139.6%	781,528
Atish Shah	125.6%	139.6%	621,733
Philip A. Wade	99.4%	132.6%	372,809
Joseph T. Johnson	99.4%	132.6%	333,043
Equity Compensation
We maintain the Xenia Hotels & Resorts, Inc., XHR Holding, Inc. and XHR LP 2015 Incentive Award Plan (the “2015 Incentive Award Plan”) in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of our affiliates, to enable our company and certain of our affiliates to obtain and retain the services of these individuals, which is essential to our long-term success, and to establish an equity-based compensation program suitable for a publicly-traded company. In 2018, each of our named executive officers was granted Class A Units and Time-Based LTIP Units, in each case, under the 2015 Incentive Award Plan. Generally, we target providing at least half of each executive’s total target compensation opportunity in the form of long-term equity incentives, which for performance-based equity awards are measured over a three-year performance period. However, our Compensation Committee determines, in its sole discretion, the actual amount of equity to be awarded to our executive officers each year reflecting our performance in the prior year, individual performance and competitive levels of long-term incentive compensation among our Peer Group. Messrs. Verbaas, Bloom, Shah, Wade, and Johnson each received a total target equity grant of $3,000,000, $1,500,000, $1,000,000, $650,000, and $475,000 (each, a “Target Equity Grant”), respectively, of which 75% of such Target Equity Grant was in the form of Class A Units and 25% was in the form of Time-Based LTIP Units based on the Company’s closing price on February 21, 2018, with the potential to receive up to 2x the Target Equity Grant if maximum performance is achieved under the Class A Units awards as further discussed below. The equity awards are subject to accelerated vesting in the event of certain terminations of employment and/or a change in control, as more fully described in the “Potential Payments Upon Termination or Change in Control” section.
LTIP Units
LTIP Units may be issued to eligible participants in the 2015 Incentive Award Plan for the performance of services to or for the benefit of the Operating Partnership. LTIP Units (other than Class A Units that have not vested), whether vested or not, receive the same quarterly per-unit distributions as common units in the Operating Partnership (“Common Units”), which equal the per-share dividends on shares of our common stock. Class A Units that have not performance vested generally receive quarterly per-unit distributions equal to ten percent of the distributions made with respect to an equivalent number of Common Units.
Initially, LTIP Units do not have full parity with Common Units with respect to liquidating distributions. If such parity is reached, vested LTIP Units may be converted into an equal number of Common Units at any time, and thereafter enjoy all the rights of Common Units, including redemption rights. Common Units are redeemable for cash based on the fair market value of an equivalent number of shares of our common stock, or, at the election of the Company, an equal number of shares of our common stock, each subject to adjustment in the event of stock splits, specified extraordinary distributions or similar events.

In order to achieve full parity with Common Units, LTIP Units must be fully vested and the holder’s capital account balance in respect of such LTIP Units must be equal to the per-unit capital account balance with respect to the Common Units owned, directly and indirectly, by the Company.
Class A Units
General: Pursuant to the Class A Unit awards granted in 2018, each executive is eligible to vest in a number of Class A Units of the Operating Partnership ranging from 0% to 100% of the total Class A Units granted, based on our TSR during the performance period commencing on January 1, 2018 and ending on December 31, 2020 (the “Performance Period”), measured on both an absolute basis and relative to the TSRs of a specified peer group of companies during the Performance Period, subject to the executive’s continued service. TSR generally refers to the compounded annual growth rate in the value per share of our common stock during the Performance Period due to the appreciation in the price per share plus dividends declared during the Performance Period, assuming dividends are reinvested in shares of our common stock on the date that they were paid. Class A Units are subject to the applicable terms and conditions of the 2015 Incentive Award Plan, the Class A Unit award agreement governing such Class A Units, and the partnership agreement of the Operating Partnership, as amended from time to time (the “Partnership Agreement”).
Performance Vesting: A portion of each award of Class A Units is designated as a number of “base units.” Twenty-five percent (25%) of the base units are designated as “absolute TSR base units,” and seventy-five percent (75%) of the base units are designated as “relative TSR base units.” With respect to the absolute TSR base units, in the event that our annualized TSR percentage over the Performance Period (the “Company TSR Percentage”) is achieved at the “threshold,” “target” or “maximum” level as set forth below, the award will become vested with respect to the percentage of absolute TSR base units set forth below. If the Company does not achieve an annualized Company TSR Percentage of at least 6.0% over the Performance Period, then no absolute TSR base units will vest.

	Company TSR Percentage	Absolute TSR Vesting Percentage
	< 6.0%	0.00%
“Threshold Level”	6.0%	14.29%
“Target Level”	9.0%	42.90%
“Maximum Level”	> 13.0%	100.00%
If the Company TSR Percentage falls between the “threshold”, “target” or “maximum” levels, the percentage of absolute TSR base units that vest will be determined using straight-line linear interpolation between such levels.
The relative TSR base units vest based on the Company TSR Percentage as compared to the TSR percentages of the following thirteen similarly situated lodging REITs, or what we call our “Equity Award Peer Group.” The following lodging REITs are included in our Equity Award Peer Group(1):

Apple Hospitality REIT, Inc.	Host Hotels & Resorts, Inc.	Ryman Hospitality Properties, Inc.
Chatham Lodging Trust, Inc.	LaSalle Hotel Properties(2)	Summit Hotel Properties, Inc.
Chesapeake Lodging Trust	Pebblebrook Hotel Trust(2)	Sunstone Hotel Investors, Inc.
DiamondRock Hospitality Company	RLJ Lodging Trust
Hersha Hospitality Trust	Park Hotels & Resorts, Inc.

(1)
Our Equity Award Peer Group includes additional lodging REITs as compared to the Peer Group used for our analysis of total executive compensation. We include lodging REITs with a wider range of market capitalizations in our Equity Award Peer Group in order to reflect a larger number of companies that investors could consider as alternative investments and that are appropriate benchmarks for our relative industry performance. Additionally, inclusion of a larger number of companies in our Equity Award Peer Group ensures a greater probability of having a sufficient population against which to measure our performance over the length of time over which the performance awards vest (typically a three-year period) in the event companies in our Equity Award Peer Group are merged or acquired.

(2)
During 2018, Pebblebrook Hotel Trust completed a merger with LaSalle Hotel Properties. Per the respective Class A award agreements, LaSalle Hotel Properties was removed as an Equity Award Peer Group member.

In the event that the Equity Award Peer Group Relative Performance is achieved at the “threshold,” “target” or “maximum” level as set forth below, the award will become vested with respect to the percentage of relative TSR base units set forth below. If the Company does not achieve an Equity Award Peer Group Relative Performance of at least the 25th percentile, then no relative TSR base units will vest.

	Peer Group Relative Performance	Relative TSR Vesting Percentage
	< 25th Percentile	0.00%
“Threshold Level”	25th Percentile	14.29%
“Target Level”	50th Percentile	42.90%
“Maximum Level”	> 75th Percentile	100.00%

If the Equity Award Peer Group Relative Performance falls between the “threshold”, “target” or “maximum” levels, the percentage of relative TSR base units that vest will be determined using straight-line linear interpolation between such levels.
The Class A Units granted reflect the maximum number of units that could vest over the performance period. The following table sets forth summaries of the threshold, target and maximum number of Absolute TSR Base Units and Relative TSR Base A Units, respectively, that could vest:

	Threshold Base Units		Target Base Units		Maximum Base Units
Name	Absolute	Relative	Absolute	Relative	Absolute	Relative
Marcel Verbaas	9,569	28,708	28,728	86,184	66,964	200,894
Barry A.N. Bloom	4,785	14,354	14,364	43,092	33,482	100,447
Atish Shah	3,190	9,569	9,576	28,728	22,322	66,965
Philip A. Wade	2,073	6,220	6,224	18,673	14,509	43,528
Joseph T. Johnson	1,515	4,544	4,549	13,645	10,603	31,808
In addition to the “base units,” an additional number of Class A Units (the “distribution equivalent units”) are included in each award. A number of distribution equivalent units having a value equal to the dividends that would have been paid during the Performance Period on the shares of our common stock corresponding to the base units that become performance vested (less any actual distributions made with respect to such units) will vest following the completion of the Performance Period up to the maximum number of units that are included in the award. For purposes of calculating the number of distribution equivalent units, the dividend amount will be adjusted (plus or minus) to reflect the gain or loss on such amount had the dividends been reinvested in shares of our common stock on the applicable payment date.
The table below sets forth the total number of Class A Units awarded to each of our named executive officers on February 20, 2018, as well as the number of Class A Units that constitute absolute TSR base units and relative TSR base units.

Name	Total Class A Units(1)	Absolute TSR Base Units	Relative TSR Base Units
Marcel Verbaas	328,692	66,964	200,894
Barry A.N. Bloom	164,345	33,482	100,447
Atish Shah	109,564	22,322	66,965
Philip A. Wade	71,216	14,509	43,528
Joseph T. Johnson	52,043	10,603	31,808

(1)
The remaining Class A Units awarded that are not absolute TSR base units or relative TSR base units are distribution equivalent units that will vest, if at all, following the end of the Performance Period based upon the number of base units that become performance vested, as described above.

Time-Based LTIP Units
General: Pursuant to the Time-Based LTIP Unit awards, each executive is eligible to vest in a number of LTIP Units of the Operating Partnership based on the executive’s continued service with the Company. LTIP Units are subject to the applicable terms and conditions of the 2015 Incentive Award Plan, the Time-Based LTIP Unit award agreement governing such LTIP Units, and the Partnership Agreement.

Vesting: Each award of Time-Based LTIP Units granted in 2018 vests as follows, subject to the executive’s continued service through each applicable vesting date: 33% on February 4, 2019, the first anniversary of the vesting commencement date of the award (February 4, 2018), 33% on the second anniversary of the vesting commencement date, and 34% on the third anniversary of the vesting commencement date.
The table below sets forth the number of Time-Based LTIP Units awarded to each of our named executive officers on February 20, 2018:

Name	Time-Based LTIP Units
Marcel Verbaas	38,266
Barry A.N. Bloom	19,133
Atish Shah	12,756
Philip A. Wade	8,291
Joseph T. Johnson	6,059
Other Elements of Compensation
We provide customary employee benefits to our full- and part-time employees, including our named executive officers, including medical and dental benefits, short-term and long-term disability insurance, accidental death and dismemberment insurance, and group life insurance.
Our employees are also eligible to participate in a 401(k) plan. Any employee, including our named executive officers, who satisfies certain eligibility requirements may defer a portion of their compensation, within prescribed tax code limits, through contributions to the 401(k) plan. For 2018, we matched 100% of the contributions made by each participant in the 401(k) plan for the first $5,000 of the employee’s contributions. The company also made a safe harbor contribution to the 401(k) plan of 3% of each employee’s salary, subject to applicable statutory compensation limitations.
Performance-Based Stock Awards Vesting
In May 2015, we granted awards of Class A Units to Messrs. Verbaas, Bloom, Wade, and Johnson, which vested based on our TSR during the performance period commencing on February 4, 2015 and ending on December 31, 2017 (the “2015-2017 Performance Period”), measured on both an absolute basis and relative to the TSRs of a specified peer group of companies during the 2015-2017 Performance Period, subject to the executives’ continued service. Our annualized absolute TSR during the 2015-2017 Performance Period was between threshold and target, at 8.55%, and our relative TSR during the 2015-2017 Performance Period was above the maximum level, at the 100th percentile, which resulted in approximately 32.8% and 100% of each Class A Unit award becoming vested, respectively.

The following is a timeline tracking the status of the vested and unvested performance-based Class A Unit Awards as of December 31, 2018:

(1)
Each applicable performance period begins January 1st of the respective grant year and ends on December 31st of the third year of the applicable performance period. Pursuant to the awards agreements, vesting determinations occur as soon as reasonably practicable (but in no event more than 45 days) following the completion of the applicable performance period.

Accounting Considerations
Accounting for Stock-Based Compensation
Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.

Summary Compensation Table
The following table sets forth certain information with respect to the compensation paid to our named executive officers for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016:

Name and Principal Position	Year	Salary ($)(1)	Bonus	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Marcel Verbaas	2018	$800,000	—	$3,227,033	$1,395,586	$18,744	$5,441,363
Chairman and	2017	$800,000	—	$3,363,964	$1,546,103	$20,379	$5,730,446
Chief Executive Officer	2016	$779,808	—	$3,328,158	$847,898	$20,881	$4,976,745

Barry A.N. Bloom	2018	$560,000	—	$1,613,516	$781,528	$19,235	$2,974,279
President	2017	$515,000	—	$1,596,476	$796,243	$19,743	$2,927,462
and Chief Operating Officer	2016	$500,000	—	$1,331,264	$423,949	$20,881	$2,276,094

Atish Shah	2018	$495,000	—	$1,075,699	$621,733	$19,769	$2,212,201
Executive Vice President,	2017	$475,000	—	$1,026,316	$660,959	$19,420	$2,181,695
Chief Financial Officer	2016	$294,231	$160,000	$1,376,925	$257,549	$115,071	$2,203,776
and Treasurer

Philip A. Wade	2018	$375,000	—	$699,202	$372,809	$18,744	$1,465,755
Senior Vice President and	2017	$335,000	—	$684,217	$365,590	$18,860	$1,403,667
Chief Investment Officer	2016	$325,000	—	$726,144	$191,313	$15,107	$1,257,564

Joseph T. Johnson	2018	$335,000	—	$510,951	$333,043	$18,744	$1,197,738
Senior Vice President and	2017	$320,000	—	$513,159	$349,221	$18,860	$1,201,240
Chief Accounting Officer	2016	$295,000	—	$453,841	$138,922	$15,107	$902,870

(1)	Amounts represent base salary compensation earned by our named executive officers for the applicable year.

(2)
For 2018, the amounts shown include the grant date fair value of performance-based Class A Units granted to our named executive officers in February 2018, based on the probable outcome of the performance conditions to which such Class A Units are subject, calculated in accordance with ASC Topic 718 using a multifactor Monte Carlo simulation model, based on the Company’s simulated stock price as well as the Company’s TSR on an absolute basis and a relative basis against the Equity Award Peer Group. For additional information regarding assumptions used to calculate the value of such awards, please refer to Note 13 to our consolidated financial statements for the fiscal year ended December 31, 2018, included in our Annual Report on Form 10-K for the year ended December 31, 2018. These Class A Units are subject to achievement of the performance conditions described above in “Elements of Executive Compensation Equity Compensation - Class A Units.” The table below sets forth the grant date amount for the Time-Based LTIP Units and the following for the Class A Units; grant date fair value, threshold grant amount, target grant amount, and the maximum grant amount. The values of the performance-based Class A Units are dependent on the Company’s performance over a three-year period and there is no assurance that the threshold, target or maximum value of the awards will be earned.

Name	Time-Based Grant Amount	Class A Unit Grant Date Fair Value	Class A Unit Threshold Grant Amount	Class A Unit Target Grant Amount	Class A Unit Maximum Grant Amount
Marcel Verbaas	$750,014	$2,477,019	$750,225	$2,250,000	$5,250,000
Barry A.N. Bloom	$375,007	$1,238,509	$375,113	$1,125,000	$2,625,000
Atish Shah	$250,018	$825,681	$250,075	$750,000	$1,750,000
Philip A. Wade	$162,504	$536,698	$162,549	$487,500	$1,137,500
Joseph T. Johnson	$118,756	$392,195	$118,786	$356,250	$831,250

(3)
Amounts represent the annual bonus awards earned in the applicable year under our annual bonus program. See “Elements of Executive Compensation Program - Non-Equity Incentive Program” for additional information regarding the 2018 bonuses.

(4)
The following table sets forth the amount of each other item of compensation, including perquisites, paid to, or on behalf of, our named executive officers in 2018 included in the “All Other Compensation” column. Amounts for each perquisite and each other item of compensation are valued based on the aggregate incremental cost to us, in each case without taking into account the value of any income tax deduction for which we may be eligible.

Name	Company Contributions to 401(k) Plan(a)	Life/Disability Insurance Premiums(b)	Executive Physicals	Total
Marcel Verbaas	$13,250	$1,404	$4,090	$18,744
Barry A.N. Bloom	$13,250	$1,404	$4,581	$19,235
Atish Shah	$13,250	$1,404	$5,115	$19,769
Philip A. Wade	$13,250	$1,404	$4,090	$18,744
Joseph T. Johnson	$13,250	$1,404	$4,090	$18,744

(a)
Includes matching contributions under our 401(k) plan. Also includes safe harbor contributions to the 401(k) plan of 3% of each employee’s salary, subject to applicable statutory compensation limitations.

(b)	Life/Disability Insurance Premiums includes life insurance and short and long term disability premiums.
Grants of Plan-Based Awards
The following table sets forth information with respect to plan-based awards granted in 2018 to the named executive officers:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Share Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marcel Verbaas		$600,000	$1,000,000	$1,600,000	—	—	—	—	—
	2/20/2018	—	—	—	—	—	—	38,266	$750,014
	2/20/2018	—	—	—	38,277	114,912	267,858	—	$2,477,019	(4)

Barry A.N. Bloom		$336,000	$560,000	$896,000	—	—	—	—	—
	2/20/2018	—	—	—	—	—	—	19,133	$375,007
	2/20/2018	—	—	—	19,139	57,456	133,929	—	$1,238,509	(4)

Atish Shah		$267,300	$445,500	$712,800	—	—	—	—	—
	2/20/2018	—	—	—	—	—	—	12,756	$250,018
	2/20/2018	—	—	—	12,759	38,304	89,287	—	$825,681	(4)

Philip A. Wade		$140,625	$281,250	$421,875	—	—	—	—	—
	2/20/2018	—	—	—	—	—	—	8,291	$162,504
	2/20/2018	—	—	—	8,293	24,897	58,037	—	$536,698	(4)

Joseph T. Johnson		$125,625	$251,250	$376,875	—	—	—	—	—
	2/20/2018	—	—	—	—	—	—	6,059	$118,756
	2/20/2018	—	—	—	6,059	18,194	42,411	—	$392,195	(4)

(1)	Represents cash incentive awards payable in 2019 based on 2018 performance. See “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for actual 2018 bonuses paid.

(2)
For each executive, the actual amount of Class A Units that vest will depend on our performance against specified long-term performance objectives and the executive's continued employment with the Company through the vesting date. These estimated possible payouts for each executive do not include distribution equivalent units that may vest, if at all, following the end of the performance period. For more information regarding the performance criteria for these awards, see “Equity Compensation — Class A Units.” .

(3)	Represents Time-Based LTIP Units, which vest in three substantially equal annual installments beginning February 4, 2019.

(4)
Represents the grant date fair value of the Class A Unit awards as determined in accordance with FASB ASC Topic 718. For Class A Unit awards, amount shown is calculated based on the probable outcome of the performance conditions to which such Class A Units are subject in accordance with ASC Topic 718. For additional information on the valuation assumptions, please refer to Note 13 to our consolidated financial statements for the fiscal year ended December 31, 2018, included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Narrative Disclosure of Compensation Tables
The Company has entered into Severance Agreements with each of its named executive officers. These agreements are more fully described below under the “Potential Payments Upon Termination or Change in Control” section.

Outstanding Equity Awards as of December 31, 2018
The following table shows the number of outstanding Class A Unit awards and Time-Based LTIP Unit awards for each of our named executive officers as of December 31, 2018. As of December 31, 2018, none of our named executive officers held any other outstanding equity incentive plan awards.

Name	Grant Date		Number of Shares or Units of Stock or LTIP Units That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock or LTIP Units That Have Not Vested ($)(8)	Number of Unearned Shares or Units of Stock or LTIP Units That Have Not Vested (#)	Market Value of Unearned Shares or Units of Stock or LTIP Units That Have Not Vested ($)(8)(9)
Marcel Verbaas	3/17/2016	(1)	363,959	$6,260,095	—	—
	3/17/2016	(2)	15,130	$260,236	—	—
	2/23/2017	(3)	—	—	244,742	$4,209,562
	2/23/2017	(4)	27,046	$465,191	—	—
	2/20/2018	(5)	—	—	220,671	$3,795,541
	2/20/2018	(6)	38,266	$658,175	—	—

Barry A.N. Bloom	3/17/2016	(1)	145,583	$2,504,028	—	—
	3/17/2016	(2)	6,052	$104,094	—	—
	2/23/2017	(3)	—	—	116,149	$1,997,763
	2/23/2017	(4)	12,836	$220,779	—	—
	2/20/2018	(5)	—	—	110,336	$1,897,779
	2/20/2018	(6)	19,133	$329,088	—	—

Atish Shah	4/25/2016	(1)	105,878	$1,821,102	—	—
	4/25/2016	(2)	4,402	$75,714	—	—
	2/23/2017	(3)	—	—	74,668	$1,284,290
	2/23/2017	(4)	8,252	$141,934	—	—
	2/20/2018	(5)	—	—	73,557	$1,265,180
	2/20/2018	(6)	12,756	$219,403	—	—

Philip A. Wade	3/17/2016	(1)	79,409	$1,365,835	—	—
	3/17/2016	(2)	3,302	$56,794	—	—
	2/23/2017	(3)	—	—	49,778	$856,182
	2/23/2017	(4)	5,502	$94,634	—	—
	2/20/2018	(5)	—	—	47,812	$822,366
	2/20/2018	(6)	8,291	$142,605	—	—

Joseph T. Johnson	3/17/2016	(1)	49,630	$853,636	—	—
	3/17/2016	(2)	2,064	$35,501	—	—
	2/23/2017	(3)	—	—	37,333	$642,128
	2/23/2017	(4)	4,126	$70,967	—	—
	2/20/2018	(5)	—	—	34,938	$600,934
	2/20/2018	(6)	6,059	$104,215	—	—

(1)
Represents an award of Class A Units. Each Class A Unit award vests following the completion of the performance period ending on December 31, 2018, subject to the executive’s continued employment through the plan administrator's determination of the level of achievement of the absolute and relative TSR performance goals.

(2)
Represents an award of Time-Based LTIP Units. Each Time-Based LTIP Unit award vests in three substantially equal installments on each of the first three anniversaries of the vesting commencement date (February 4, 2016), subject to the executive’s continued employment.

(3)
Represents an award of Class A Units. Each Class A Unit award vests following the completion of the performance period ending on December 31, 2019, subject to the executive's continued employment through the plan administrator's determination of the level of achievement of the absolute and relative TSR performance goals.

(4)
Represents an award of Time-Based LTIP Units. Each Time-Based LTIP Unit award vests in three substantially equal installments on each of the first three anniversaries of the vesting commencement date (February 4, 2017), subject to the executive’s continued employment.

(5)
Represents an award of Class A Units. Each Class A Unit award vests following the completion of the performance period ending on December 31, 2020, subject to the executive's continued employment through the plan administrator's determination of the level of achievement of the absolute and relative TSR performance goals.

(6)
Represents an award of Time-Based LTIP Units. Each Time-Based LTIP Unit award vests in three substantially equal installments on each of the first three anniversaries of the vesting commencement date (February 4, 2018), subject to the executive’s continued employment.

(7)	Represents the number of unvested Class A Units or LTIP Units, as applicable, as of December 31, 2018.

(8)	Based on the closing market price of our common stock on December 31, 2018 of $17.20 per share.

(9)
With respect to the Class A Units granted in 2017 and 2018, the absolute and relative TSR performance goals would have been achieved for the period commencing on the first day of the applicable performance period and ending on December 31, 2018 (rather than the end of the actual performance period), was below threshold and between target and maximum level of performance, respectively. Therefore, in accordance with SEC rules amounts shown for the Class A Units granted in 2017 and 2018 are based on the threshold and maximum level of achievement of the absolute and relative TSR performance goals, respectively.

Option Exercises and Stock Vested for the year ended December 31, 2018

Name	Number of Shares Acquired on Vesting of Stock Awards (#)(1)	Number of Shares Acquired on Vesting of LTIP Units (#)(2)	Value Realized on Vesting ($)(3)
Marcel Verbaas	25,107	198,401	$4,756,516
Barry A.N. Bloom	14,563	87,656	$2,173,008
Atish Shah	13,369	8,336	$446,255
Philip A. Wade	5,775	46,482	$1,112,783
Joseph T. Johnson	—	26,347	$562,801

(1)
Represents the number of Restricted Stock Units that vested during the year ended December 31, 2018, which were paid to the named executive in shares of Common Stock. The number of shares acquired and the value of those shares do not reflect the withholding of shares to satisfy federal and state income tax withholdings.

(2)
Represents the number of Time-Based and Class A LTIP Units that vested during the year ended December 31, 2018. The conversion of vested LTIP Units to Common Stock is contingent upon certain other factors. See "Elements of Executive Compensation - Equity Compensation - LTIP Units” for more information.

(3)
Value realized on vesting of LTIP Units is a hypothetical calculation based on the closing market price of our common stock on the vesting date of such LTIP Units (or in the case of the Class A LTIP Units the closing market price of our stock on December 29, 2017) and assumes for purposes of this table that those LTIP Units were exchanged for our common stock and sold on that date.

Potential Payments Upon Termination or Change in Control
Our named executive officers are entitled to certain payments and benefits upon a qualifying termination of employment (whether or not such termination is in connection with a change in control) or upon a change in control. The following discussion describes the payments and benefits to which our named executive officers would have become entitled upon a qualifying termination or change in control, as applicable, occurring on December 31, 2018.
Severance Agreements
We have entered into a severance agreement with each of our named executive officers (the “Severance Agreements”). Under the named executive officers’ respective Severance Agreements in effect during 2018, if the executive’s employment was terminated by the Company without “cause,” or by the executive for “good reason” (each, as defined in the applicable Severance Agreement), then in addition to any accrued amounts, the executive would be entitled to the following severance payments and benefits:

•
payment in an amount equal to a multiple of the sum of the executive’s annual base salary and target bonus for the year in which the termination occurs, payable in equal installments over a period of 12 months commencing within 60 days following the executive’s termination date, or, in the event that the qualifying termination occurs within the 24 month period following a change in control, payable in a lump sum amount within 60 days following the executive’s termination date; and

•	reimbursement by the Company of premiums for healthcare continuation coverage under COBRA for the executive and his dependents for up to 18 months after the termination date.

The cash severance multiple for each executive for both non-change in control and change in control termination scenarios was as follows:

Name	Non-Change in Control	Change in Control
Marcel Verbaas	2.99x	2.99x
Barry A.N. Bloom	2x	2x
Atish Shah	2x	2x
Philp A. Wade	2x	2x
Joseph T. Johnson	2x	2x
Additionally, in the event of a qualifying termination, the Severance Agreements provide that any outstanding unvested equity awards will be treated in accordance with the terms of the applicable award agreement and equity compensation plan; provided that any award agreements evidencing performance-based vesting awards provide that in the event of a change in control, the award will vest based on actual performance through the date of the change in control, without any pro ration to reflect the shorter performance period resulting from the change in control (subject to the executive’s continued service until the change in control).
The executive’s right to receive the severance payments and benefits described above is subject to the executive’s delivery and non-revocation of a general release of claims in favor of the Company, and the executive’s continued compliance with certain covenants set forth in the Severance Agreement, including confidentiality covenants that apply indefinitely, and certain noncompetition and nonsolicitation covenants that apply during the executive’s employment and for six months (or twelve months for Mr. Verbaas) following the executive’s termination of employment. Following a change in control of the Company, the executive will not be subject to the noncompetition covenant with respect to any period following a termination of his employment. Each Severance Agreement also includes a mutual non-disparagement covenant by the executive and the Company.
To the extent that any payment or benefit received by an executive in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, such payments and/or benefits would be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the executive than receiving the full amount of such payments.
Equity Awards
Class A Unit Awards
In the event of a change in control of the Company prior to the completion of the Performance Period, subject to the executive’s continued service until immediately prior to the change in control, the award (including any distribution equivalent units) will become vested immediately prior to such change in control in the amount equal to the sum of (A) the number of base units which would be performance vested base units (if any) assuming the completion of the Performance Period as of the date of the change in control, plus (B) the distribution equivalent units (calculated with respect only to the number of base units which would vest under (A) above).
If an executive’s service terminates due to his death or disability, or by us other than for “cause” or by the executive for “good reason” (a “qualifying termination”), in any case, prior to the completion of the Performance Period, the award (including any distribution equivalent units) will become vested at the greater of (i) actual performance assuming the completion of the Performance Period as of the date of the qualifying termination, prorated based on the number of days that the executive was employed during the Performance Period, and (ii) “target” level performance.
Time-Based LTIP Unit Awards
In the event of a change in control of the Company or if the executive’s service is terminated by the Company or an affiliate thereof other than for “cause,” by the executive for “good reason,” or due to the executive’s death or “disability” (each as defined in the applicable award agreement), the Time-Based LTIP Unit awards will vest in full immediately prior to such change in control or upon such qualifying termination, as applicable.
Summary of Potential Payments
The following table summarizes the payments that would be made to our named executive officers upon the occurrence of certain qualifying terminations of employment or a change in control, assuming such named executive officer’s termination of employment with the Company, occurred on December 31, 2018. No payments would be owed to any of the named executive officers and no accelerated vesting of equity awards would occur in the event of a termination “for cause” or resignation without “good reason.” Amounts shown in the table below do not include (1) accrued but unpaid salary or bonuses, (2) deductions for federal, state and / or excise tax obligations, or (3) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation, and assume that the "best-pay cap" reduction described above would not apply.

Name	Benefit	Upon Death or Disability	Change of Control (No Termination)	Termination Without Cause or For Good Reason (No Change in Control)	Termination Without Cause or For Good Reason (Change in Control)(1)
Marcel Verbaas	Cash Severance(2)	—	—	$5,382,000	$5,382,000
	Accelerated Vesting of Equity Awards(3)	$12,212,530	$13,667,752	$12,212,530	$13,667,752
	Reimbursement of COBRA Premiums(4)	—	—	$43,183	$43,183
	Total	$12,212,530	$13,667,752	$17,637,713	$19,092,935

Barry A.N. Bloom	Cash Severance(2)	—	—	$2,240,000	$2,240,000
	Accelerated Vesting of Equity Awards(3)	$5,378,572	$6,073,561	$5,378,572	$6,073,561
	Reimbursement of COBRA Premiums(4)	—	—	$30,042	$30,042
	Total	$5,378,572	$6,073,561	$7,648,614	$8,343,603

Atish Shah	Cash Severance(2)		—	$1,881,000	$1,881,000
	Accelerated Vesting of Equity Awards(3)	$3,710,195	$4,159,008	$3,710,195	$4,159,008
	Reimbursement of COBRA Premiums(4)		—	$14,896	$14,896
	Total	$3,710,195	$4,159,008	$5,606,091	$6,054,904

Philip A. Wade	Cash Severance(2)	—	—	$1,312,500	$1,312,500
	Accelerated Vesting of Equity Awards(3)	$2,616,455	$2,914,726	$2,616,455	$2,914,726
	Reimbursement of COBRA Premiums(4)	—	—	$43,183	$43,183
	Total	$2,616,455	$2,914,726	$3,972,138	$4,270,409

Joseph T. Johnson	Cash Severance(2)	—	—	$1,172,500	$1,172,500
	Accelerated Vesting of Equity Awards(3)	$1,773,178	$1,996,161	$1,773,178	$1,996,161
	Reimbursement of COBRA Premiums(4)	—	—	$43,183	$43,183
	Total	$1,773,178	$1,996,161	$2,988,861	$3,211,844

(1)	Includes amounts which would be payable upon the occurrence of a change in control or a qualifying termination of employment following a change in control.

(2)
Represents a multiple of the sum of the named executive officer’s annual base salary and target bonus for the year in which the qualifying termination occurs. The multiple varies by executive. For additional details, see “Severance Agreements” above.

(3)
Represents the aggregate value of the named executive officer’s unvested equity awards which would vest in connection a termination due to death or "disability", upon the change in control, or in connection with executive’s qualifying termination of employment, as applicable, calculated by multiplying the applicable number of equity award units subject to each equity award by $17.20, the Company’s common stock closing price as of December 31, 2018.

(4)
Represents reimbursement of COBRA premiums. The amounts associated with COBRA premiums were calculated using 2018 enrollment rates, multiplied by the maximum 18 month period during which the executive may be entitled to reimbursement of COBRA premiums.

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Marcel Verbaas, our Chief Executive Officer (our “CEO”). We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.
For 2018, our last completed fiscal year:

•	the median of the annual total compensation of all of our employees (other than our CEO) was $225,532; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this proxy statement, was $5,441,363.
Based on this information, for 2018, the annual total compensation of our CEO was approximately 24 times the median of the annual total compensation of all of our employees (other than the CEO).
Determining the Median Employee
Employee Population
We chose December 31, 2018, as the date for establishing our employee population used to identify the median employee. As of such date, our employee population consisted of 51 individuals.
Methodology for Determining Our Median Employee
To identify the median employee from our employee population, we used total cash compensation earned in 2018. In identifying the median employee, we annualized the compensation of all permanent employees who were hired in 2018.
Compensation Measure and Annual Total Compensation of Median Employee and CEO
With respect to the annual total compensation of the median employee, we calculated such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which includes salary, cash bonus, equity awards, and other perquisites required to be disclosed under SEC rules. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table included in this proxy statement.
Compensation Risk Assessment
The Company believes that our compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, and that they do not encourage unnecessary or excessive risk taking. In 2019, the Company’s management team completed an extensive review of the design and operation of our compensation program and its findings were presented to the Compensation Committee and the Board of Directors. The review included an assessment of the level of risk associated with the various elements of compensation. Based on this review and assessment, the Company believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report
The Compensation Committee of the Board of Directors of Xenia Hotels & Resorts, Inc. (the “Company”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders (the “Proxy Statement”) and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee of the Board of Directors
Thomas M. Gartland
John H. Alschuler
Keith E. Bass

PROPOSAL 2 - NON-BINDING, ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION (“SAY ON PAY”)

In accordance with the requirements of Section 14A of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking our stockholders to consider and vote upon the following resolution to approve, on a non-binding, advisory basis, the compensation of our named executive officers as reported in this proxy statement:
“NOW, THEREFORE, BE IT RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narrative discussion of this proxy statement.”
This vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of the Company’s stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers. Unless the Board modifies its determination of the frequency of future advisory votes on executive compensation, we expect that the next such advisory vote will be held at the 2020 annual meeting of stockholders.
The Compensation Committee has developed and maintained a compensation program that is intended to reward performance and encourage actions that drive success in our business objectives. As described in more detail under “Overview of Executive Compensation Program” the Company’s primary objective is to deliver attractive long-term total returns to stockholders through appreciation in the value of our stock and by providing income to stockholders through the establishment of and increases in distributable cash flow. The Company’s compensation philosophy and structure for our senior executives is designed to achieve these objectives.
In determining actual 2018 compensation for our named executive officers, and as described in the Compensation Discussion and Analysis, the Compensation Committee reviewed progress made against planned objectives established at the beginning of 2018, as discussed on pages 30 and 31 regarding individual performance objectives, as well as Company achievements discussed in the Company Highlights section on page 24. At the 2017 annual meeting, the Company’s stockholders voted in favor of holding annual say on pay votes, and following the 2017 stockholder vote, our Board of Directors accepted the stockholders’ advisory vote and resolved to continue to hold annual advisory say on pay votes.
We believe that the Compensation Committee has developed a compensation program for our named executive officers that motivates outstanding performance and rewards behavior that aligns management’s interest with those of stockholders.

✓	THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2.

ARTICLE V: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify our Audit Committee's appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Stockholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our charter or bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate governance practice. Furthermore, the Audit Committee will take the results of the stockholder vote regarding KPMG’s appointment into consideration in future deliberations. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Xenia.
Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
Pursuant to the Audit Committee charter, the Audit Committee, or the chair of the Audit Committee, shall pre-approve any audit and non-audit service provided to the Company by the independent auditor, unless the engagement is entered into pursuant to appropriate preapproval policies established by the Audit Committee or if such service falls within available exceptions under SEC rules or NYSE listing rules.

✓
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4 TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF XENIA HOTELS & RESORTS, INC. FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

KPMG LLP served as our independent accountants for the fiscal years ended December 31, 2018 and 2017.
During fiscal years 2018 and 2017, all of the services provided by KPMG LLP for the services described below related to Audit, Audit-Related Fees, Tax Fees, and All Other Fees and were pre-approved in accordance with the policies and procedures described above.

	FY 2018	FY 2017
Audit Fees	$930,103	$877,419
Audit-Related Fees (1)	138,000	27,500
Tax Fees (2)	—	14,095
All Other Fees	1,780	1,650
Total	$1,069,883	$920,664
The following are footnotes to the above table, in accordance with SEC definitions:

(1)
Audit-related fees consisted of services rendered for the review of registration statements and consents that are normally provided by accountants in connection with statutory and regulatory filings or engagements, including the issuance of comfort letters related to equity issuances.

(2)	Tax fees were comprised of tax consulting fees.

ARTICLE VI: REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee of the Board of Directors of Xenia Hotels & Resorts, Inc. (the “Company”) assists the Board of Directors in its oversight of the integrity of the Company’s financial statements. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditors are engaged to audit and express opinions on the conformity of the Company’s financial statements to United States generally accepted accounting principles.
In addition to fulfilling its oversight responsibilities as set forth in its charter and further described in the section of the Company’s proxy statement for the 2019 annual meeting of stockholders titled “Audit Committee,” the Audit Committee has performed the following:

•
Prior to the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, reviewed and discussed with management and KPMG LLP (“KPMG”) the Company’s audited consolidated financial statements.

•
Discussed with KPMG the matters required to be discussed by Auditing Standards No. 1301 (Communications with Audit Committees), as adopted by Public Company Accounting Oversight Board (“PCAOB”) and any other matters required to be communicated to the committee by KPMG under auditing standards established from time to time by the PCAOB or SEC rules and regulations.

•
Evaluated KPMG’s qualifications, performance and independence (consistent with SEC requirements), which included the receipt and review of the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and discussions with KPMG regarding its independence.

Based on the reviews and discussions with management and KPMG cited above, including the review of KPMG’s disclosures and letter to the Audit Committee and review of the representations of management and the reports of KPMG, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC.
Submitted by the members of the Audit Committee of the Board of Directors.

Audit Committee of the Board of Directors
Dennis D. Oklak, Chairman
Jeffrey H. Donahue
Beverly K. Goulet

*
This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Xenia filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

ARTICLE VII: SHAREHOLDER PROPOSAL FROM THE UNION
PROPOSAL 4 - UNION PROPOSAL

The Company has been advised that a stockholder, UNITE HERE, of 275 Seventh Avenue, 11th Floor, New York, NY 10001 (the “Union”), owner of 275 shares of our common stock, intends to present the following stockholder proposal at the annual meeting of stockholders. If the stockholder is present at the annual meeting of stockholders and properly submits the proposal for a vote, then the stockholder proposal will be voted on at the annual meeting of stockholders. In accordance with federal securities laws, the stockholder proposal is presented below as submitted by the stockholder and is quoted verbatim. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement.
Shareholder Proposal
RESOLVED, the shareholders of Xenia Hotels & Resorts, Inc. (the “Company”) recommend that the Board of Directors take all steps necessary to prepare an annual report for shareholders on sexual harassment complaints related to employees and guests at hotels owned by the Company. The report shall be prepared at reasonable cost and omit private and proprietary information, and shall be made available on the Company’s website no later than the annual meeting of shareholders, starting in 2020.
Supporting Statement
Sexual harassment is both pervasive and illegal. Nearly half of working women in the United States say they have experienced sexual harassment in the workplace, according to a 2017 NBC/Wall Street Journal Poll. In a June 2016 report, the Equal Employment Opportunity Commission reported on thousands of charges alleging harassment on the basis of sex. In the last decade, more than 25% of sexual harassment charges came from industries with large numbers of service-sector workers. Sexual harassment charges can expose employers, hotel operators and owners to significant risks, including when there are complaints made against management and against guests.
For investors, there is a lack of information about the extent of the sexual harassment problem in the hospitality industry. Neither hotel owners nor operators report on costs or incidence of sexual harassment. Settlement agreements frequently contain non-disclosure clauses, and in some cases, complainants leave their jobs as complaints are resolved, all of which reinforces a lack of accurate information about this risk. While there have been a few high profile cases of harassment and assault involving hotels over the last decade, investors have little information about how companies are mitigating risks.
The Council of Institutional Investors has recently made recommendations for Boards to address the risks of sexual harassment cases, including: 1) “Ensure all payouts to settle harassment cases are reported to the board.” 2) “Review with the legal team when information on incidents of sexual harassment should be reported to shareholders and how much information should be shared.”
Since hotel owners like Xenia Hotels & Resorts, Inc. may pay the costs of complaints in hotel operating expenses, we urge the Company to request information from their hotel operating contractors detailing the incidence and costs of sexual harassment, and to provide that information to shareholders. Disclosure of such information will assist the Company in managing its risk.
We urge shareholders to vote FOR this proposal, recommending that the Company provide comprehensive disclosures to shareholders about sexual harassment in its hotels.
Voting Recommendation
The affirmative vote of a majority of the votes cast will be required to approve, on a non‑binding basis, the stockholder proposal as disclosed in this proxy statement. Any shares not voted, whether by abstention, “broker non‑vote” or otherwise, have no impact on the vote.
Statement in Opposition from the Company
First and foremost, the Company opposes any form of harassment and is fully committed to the reduction, prevention, and elimination of incidents of sexual harassment.
The Board has carefully considered the proposal from the Union and concluded that its adoption is unnecessary and that adoption of the proposal would result in inaccurate and inconsistent disclosure across its portfolio and thus is not in the best interest of our stockholders. While the Company supports the underlying goals of the proposal, which are admirable, the Board does not believe that the prescriptive approach outlined in the stockholder proposal is the best way to address incidents of sexual harassment, nor would it result in an efficient or effective allocation of Company resources. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the following reasons:
Sexual harassment is a serious issue and the Company has and will continue to support its operators, encourage them to prevent sexual harassment, and encourage reporting on any incidents that may occur.
The Company has been and continues to be committed to the safety of our operator’s employees at our properties as well as our own employees. The Company has taken a number of steps to proactively address the prevention of sexual harassment, and fully supports its operators’ efforts to prevent incidents of sexual harassment. For example, the Company, at the direction of and in cooperation with its operators, is funding the purchase of panic buttons for use by our operator’s employees at many of our properties. Panic buttons provide our operator’s employees with the ability to immediately alert help in potentially dangerous situations, which ensures a greater level of safety and security for hotel employees and guests.
The Company fully supports and encourages all of our operators to adopt and abide by the principles of the American Hotel & Lodging Association’s 5-Star Promise. The 5-Star Promise was first introduced in September 2018 and is part of an industry-wide commitment to advance hotel safety, security and hospitality. The 5-Star Promise includes the following five important components: (i) build on the lodging industry’s longstanding commitment to hospitality and a people culture by continuing to provide industry-wide training and materials on safety and security, and retain expert guidance to work with the industry on diversity and safety matters, (ii) ensure mandatory anti-sexual harassment policies are in place in multiple languages, (iii) provide ongoing training and education for employees on identifying and reporting sexual harassment, (iv) provide U.S. hotel employees with employee safety devices to help them feel safe on the job, and (v) broaden vital partnerships with wide-ranging national organizations that target sexual violence and assault and trafficking and promote workplace safety. This pledge elevates the industry standard on the safety of those employed at hotels, specifically against sexual harassment. The Company has dedicated a significant amount of resources to assist operators with sexual harassment awareness, training and avoidance programs, and will continue to engage with our operators to provide any resources needed to further assist them in ensuring the safety of hotel employees and guests.
The Union’s Proposal is misdirected because the Company is not suited or situated to implement the demands of the Proposal.
The U.S. tax code classifies the Company as a lodging real estate investment trust (“REIT”) and imposes strict limitations on the type of activities that a REIT may undertake. As such, the Company is not permitted to operate or directly manage its hotels, and instead, must engage an eligible independent contractor to do so. Pursuant to a management agreement, these operators retain the sole right and responsibility for hiring, training and supervising hotel employees and ensuring their safety, along with the safety of hotel guests. Thus, the rights and responsibilities related to employees is a specifically negotiated aspect of the owner-operator relationship and integral in assuring that the owner does not run afoul of certain provisions of the U.S. tax code related to lodging REITs. More specifically, the owner entrusts its operators with running the day-to-day operations at the property, which include ensuring the safety of hotel guests and employees.
As a lodging REIT, the Company does not have uninhibited access to the information required to complete the requested report on sexual harassment complaints. As is customary in the lodging industry, operators are not required to provide the Company with information on individual complaints by hotel guests or employees, nor does the Company have a contractual right to access such information. Under limited scenarios, the Company has the right to receive notice from certain of its operators when matters or claims exceed certain financial or litigation thresholds, but many sexual harassment complaints do not exceed those thresholds, and thus the Company is typically not made aware of certain complaints. Furthermore, each operator may utilize a different determination as to what constitutes a sexual harassment complaint for reporting purposes, which could lead to vastly different results across the Company’s current group of operators.
The Company is committed to working with and encouraging our operators to provide more robust reporting disclosures on the issue of sexual harassment; however, the Company does not have the ability or the contractual right to obtain such information from all of its operators and thus could not produce an accurate portfolio-wide report at this time. The Company notes a recently published report by Marriott International (“Marriott”) presenting the training, awareness, prevention, and other proactive steps it takes with respect to this important issue and which also includes the number of portfolio-wide complaints it has received related to sexual harassment over the last five years. The Company supports Marriott and its recent disclosures in this respect and encourages its other operators to publish similar reports on this important issue.
While we intend to continue to encourage and support our operators to address and prevent sexual harassment, we cannot compel operators to take any actions or measures or interfere with their day-to-day management or supervision. In sum, issuing a report in the manner requested by the proposal will likely provide misleading, incomplete, or inaccurate information to stockholders and the public in general, and instead will only divert time and resources better spent on the Company’s current anti-harassment initiatives as outlined above.

Implementing the Proposal serves to further the interest of the Union and not the interests of our stockholders.
The Union is a large labor union that continuously seeks to unionize hotel workers in order to drive membership and create additional revenue for the Union. The Union owns 275 shares (or 0.000002%) of Company stock.
The Union has a history of submitting proposals to lodging REITs and hotel operators. Since 2005, the Union has submitted at least 52 stockholder proposals to 20 other lodging REITs and operators. At least nine other lodging REITs and operators, all owning or operating properties where the Union has engaged in organizing campaigns, have received the same proposal as the one submitted to the Company. It is widely known that the Union utilizes tactics such as the multiple submission of Rule 14a shareholder proposals to pursue labor union objectives that are different from, and in many cases may be adverse to, those of other stockholders. In addition, the Union has orchestrated, and continues to orchestrate, nationwide strikes and boycotts of hotels where there was a contract dispute, and actively requests that individuals and organizations not do business with boycotted hotels. The Union has even led disruptions at hotels owned by publicly traded REITs of which the Union is also a stockholder, causing direct economic harm to the REITs and other stockholders.
The Union’s boycotts have caused inconvenience to guests at our properties and direct economic harm to the Company and our stockholders. In 2018, the Union led a highly publicized large-scale campaigns on a nationwide basis which included disruptive tactics such as strikes, demonstrations with drums and other noisemaking devices, picket lines, and other nuisance activities. This type of disruptive activity results in guest dissatisfaction and causes direct economic harm to the owners of those hotels affected by the disruption. In some cases, it may have led to guests seeking alternative forms of lodging other than hotels or to cancel trips, meetings, and vacations entirely. In addition, Union contracts severely limit job and employer flexibility, which result in substantially higher operating costs at unionized hotels. Higher costs offset cash flows and profits, which could lead to decreased share prices and erosion of stockholder value.
While the Company acknowledges and supports (both monetarily and through public statements) the importance of prevention and awareness regarding sexual harassment as outlined above, approving this proposal may encourage the Union to continue to utilize the stockholder proposal process in order to further its own agenda. In turn, the Company is forced to expend time, resources and energy that should be directed toward increasing stockholder value and engaging with its operators in the advancement of programs and policies designed to reduce and ultimately eliminate sexual harassment in the workplace.

✗	THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE AGAINST THE STOCKHOLDER PROPOSAL.

ARTICLE VIII: STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information with respect to the beneficial ownership of our common stock by (i) each person who we believe is a beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, nominees and named executive officers as of March 29, 2019 and (iii) all directors, nominees and executive officers as a group.
As of March 29, 2019, we had an aggregate of 112,639,858 shares of common stock outstanding.
Unless otherwise indicated, the address of each named person is c/o Xenia Hotels & Resorts, Inc., 200 S. Orange Avenue, Suite 2700, Orlando, Florida, 32801. Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities, and no shares beneficially owned by any director, nominee or executive officer have been pledged as security.

Beneficial Owner	Number of Shares(1)		% of Shares Outstanding(2)
5% or greater stockholders:
The Vanguard Group, Inc.(3)	18,610,407		16.5%
BlackRock, Inc.(4)	11,330,601		10.1%
Wellington Group Holding LLP (5)	6,557,371		5.8%
Vanguard Specialized Funds—Vanguard REIT Index Fund (6)	5,349,933		4.7%
Directors, Director Nominees and Named Executive Officers:
Marcel Verbaas	824,581	(7)	*
Barry A.N. Bloom	365,588	(8)	*
Atish Shah	175,846	(9)	*
Philip A. Wade	179,279	(10)	*
Joseph T. Johnson	100,326	(11)	*
Jeffrey H. Donahue	48,705	(12)	*
John H. Alschuler	20,123	(13)	*
Keith E. Bass	20,123	(14)	*
Thomas M. Gartland	27,323	(15)	*
Beverly K. Goulet	20,123	(16)	*
Mary E. McCormick	20,123	(17)	*
Dennis D. Oklak	20,123	(18)	*
All Current Executive Officers and Directors as a Group (12 persons)	1,822,263	(19)	1.6%
* Indicates less than 1%

(1)
For Directors and Executive Officers, numbers include shares of common stock for which vested and unvested Time-Based LTIP Units and LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units). Once LTIP Units have achieved full parity with Common Units, vested LTIP Units may be converted by the holder into an equal number of Common Units, which are redeemable by the holder for an equivalent number of shares of common stock or the cash value of such shares, at the Company’s option.

(2)
Based on 112,639,858 shares of our common stock outstanding as of March 29, 2019. For each Director and Executive Officer, the percentage of shares of our common stock beneficially owned by such person includes shares of common stock for which vested and unvested Time-Based LTIP Units, vested Class A LTIP Units, and LTIP Units that were fully vested on the grant date may be redeemed by such person but no other person (assuming certain conditions are met and the LTIP Units are first converted into Common Units).  For all Directors and Executive Officers as a group, the percentage of shares of our common stock beneficially owned by such persons includes all shares of common stock for which vested and unvested Time-Based LTIP Units, vested Class A LTIP Units, and LTIP Units that were fully vested on the grant date may be redeemed by such persons (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(3)
Based solely on information contained in a Schedule 13G filed on February 11, 2019 (the “Vanguard 13G”), The Vanguard Group, Inc. beneficially owns 18,610,407 shares of common stock, with sole power to vote 212,619 of such shares, shared power to vote 128,096 of such shares, sole power to dispose of 18,382,826 of such shares, and shared power to dispose of 227,581 of such shares. According to the Vanguard 13G, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 99,485 shares of common stock as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 241,230 shares of common stock as a result of its serving as investment manager of Australian investment offerings. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based solely on information contained in a Schedule 13G filed on January 31, 2019 (the “BlackRock 13G”), BlackRock, Inc. beneficially owns 11,330,601 shares of common stock, with sole power to vote 11,019,457 of such shares and sole power to dispose of 11,330,601 of such shares, through itself and being the parent holding company or control person over each of the following subsidiaries: BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock Fund Managers Ltd each individually owning less than 5% of the total outstanding shares of common stock. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)
Based solely on information contained in a Schedule 13G filed on February 12, 2019 (the "Wellington 13G"), Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP beneficially own 6,557,371 shares of common stock, with sole power to vote on none of such shares, shared power to vote 3,646,809 of such shares, sole power to dispose none of such shares, and shared power to dispose of 6,557,371 of such shares. Wellington Management Company LLP beneficially owns 6,386,863 shares of common stock, with sole power to vote on none of such shares, shared power to vote 3,633,623 of such shares, sole power to dispose none of such shares, and shared power to dispose of 6,386,863 of such shares. The principal business address is 280 Congress Street, Boston, Massachusetts 02210.

(6)
Based solely on information contained in a Schedule 13G filed on January 31, 2019, Vanguard Specialized Funds - Vanguard REIT Index Fund beneficially owns 5,349,933 shares of common stock, with sole power to vote 5,349,933 of such shares and sole power to dispose of none of such shares. The principal business address of Vanguard Specialized Funds - Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, PA 19355.

(7)
Includes 723,855 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(8)
Includes 310,091 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(9)
Includes 158,339 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(10)
Includes 161,476 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(11)
Includes 100,326 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(12)
Includes 16,473 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(13)
Includes 16,473 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(14)
Includes 16,473 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(15)
Includes 16,473 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(16)
Includes 16,473 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(17)
Includes 16,473 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(18)
Includes 16,473 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(19)
Includes 1,569,398 shares of common stock for which vested and unvested Time-Based LTIP Units, vested Class A LTIP Units, and LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and rules of the SEC thereunder, require our directors, officers and persons who own more than 10% of our common stock to file initial reports of their ownership of our common stock and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of our common stock are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports and amendments thereto received by us and written representations from these persons that no other reports were required, we believe that during the fiscal year ended December 31, 2018, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements.

ARTICLE IX: CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Statement of Policy Regarding Transactions with Related Persons
Our Board of Directors has adopted a written policy regarding the review, approval and ratification of transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that management present to the Audit Committee any proposed “related person transaction” (defined as any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K)) had, has or will have a direct or indirect interest), including all relevant facts and circumstances relating thereto. The Audit Committee will review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Company’s Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Any related person transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with Section 2-419 of the MGCL (if applicable), or any successor provision thereto, the Company’s charter and bylaws and the guidelines set forth in the related person policy.
ARTICLE X: ATTENDING THE ANNUAL MEETING

If you plan to attend the meeting, you must be a registered holder or beneficial owner of shares of Xenia common stock as of the close of business on the record date of March 29, 2019, and obtain an admission ticket in advance. Tickets will be available to registered and beneficial owners. You can print your own tickets and you must bring them to the meeting to gain access. Tickets can be printed by accessing the "Register for Meeting" Registration link at www.ProxyVote.com and following the instructions provided (you will need the 16 digit number included on your proxy card, voter instruction form or notice). Representatives of corporate or institutional stockholders will need to pre-register and bring photo identification to the meeting together with their admission ticket.
If you are unable to print your tickets, please contact us at 407-246-8100 for assistance. Requests for admission tickets will be processed in the order in which they are received and must be requested no later than 11:59 p.m. Eastern Time on Friday, May 17, 2019. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the meeting, each shareholder will be required to present a valid picture identification such as a driver's license or passport with their admission ticket and you may be denied admission if you do not. Seating will begin at 7:50 a.m. and the meeting will begin promptly at 8:00 a.m.
ARTICLE XI: MISCELLANEOUS

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

This proxy statement for the Annual Meeting and the Annual Report for the fiscal year ended December 31, 2018, are available free of charge at www.proxyvote.com. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 as filed with the SEC (exclusive of exhibits and documents incorporated by reference), may also be obtained for free by directing written requests to: Xenia Hotels & Resorts, Inc., Attention: Vice President – Finance, 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801 (phone: 407-246-8100). Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents. You may also obtain the Annual Report on Form 10-K over the internet at the SEC’s website, www.sec.gov, or on our website, www.xeniareit.com.
HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A number of brokers with account holders who are stockholders may be householding the Company’s proxy materials. If you receive a householding notification from your broker, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received by your broker. Once you receive notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker. In addition, if you receive a householding notification and wish to receive a separate annual report or proxy statement at your address, you should also contact your broker directly.
If you wish to receive a separate set of proxy materials for the 2019 Annual Meeting, we will deliver them promptly upon request sent to Xenia Hotels & Resorts, Inc., Attention: Vice President – Finance, 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801 (phone: 407-246-8100).
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the proxy holders to vote the shares represented by all valid proxies in accordance with their discretion on such matters.

By Order of the Board of Directors

Marcel Verbaas
Chairman of the Board Directors and Chief Executive Officer
Orlando, Florida
April 8, 2019

**XENIA HOTELS & RESORTS**

***XENIA HOTELS & RESORTS, INC.***
***200 SOUTH ORANGE AVE***
***SUITE 2700***
***ORLANDO, FL 32801***

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

**SHAREHOLDER MEETING REGISTRATION:**
To vote and/or attend the meeting, go to the "Register for Meeting" link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E67276-P21358

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**XENIA HOTELS & RESORTS, INC.**

**The Board of Directors recommends you vote FOR all of the following:**

1. Election of Directors

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. Marcel Verbaas | ☐ | ☐ | ☐ |
| 1b. Jeffrey H. Donahue | ☐ | ☐ | ☐ |
| 1c. John H. Alschuler | ☐ | ☐ | ☐ |
| 1d. Keith E. Bass | ☐ | ☐ | ☐ |
| 1e. Thomas M. Gartland | ☐ | ☐ | ☐ |
| 1f. Beverly K. Goulet | ☐ | ☐ | ☐ |
| 1g. Mary E. McCormick | ☐ | ☐ | ☐ |
| 1h. Dennis D. Oklak | ☐ | ☐ | ☐ |

| **The Board of Directors recommends you vote FOR proposals 2 and 3:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. To approve, on an advisory and non-binding basis, the compensation of the named executive officers as disclosed in the proxy statement. | ☐ | ☐ | ☐ |
| 3. Ratification of the Appointment of KPMG LLP as Xenia Hotels & Resorts, Inc.'s Independent Registered Public Accounting Firm for Fiscal Year 2019. | ☐ | ☐ | ☐ |

| **The Board of Directors recommends you vote AGAINST proposal 4:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 4. To approve, if properly brought before the annual meeting, a shareholder proposal. | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign and date personally. All holders must sign and date. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E67277-P21358

**XENIA HOTELS & RESORTS, INC.**
**Annual Meeting of Stockholders**
**May 21, 2019**
**This proxy is solicited by the Board of Directors**

The undersigned hereby revokes all prior proxies and appoints Marcel Verbaas and Barry A.N. Bloom, and each of them, with full power of substitution, as proxies and attorneys-in-fact to represent the undersigned and to vote all shares of Xenia Hotels & Resorts, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held on Tuesday, May 21, 2019 at 8:00 a.m., local time, at the offices of Baker & Hostetler LLP, SunTrust Center, Suite 2300, 200 S. Orange Avenue, Orlando, Florida 32801, as directed with respect to each of the proposals shown on the reverse side and in their discretion (1) with respect to any other matters which may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof and (2) for the election of such other candidate or candidates as may be nominated by the board of directors if any nominee named herein becomes unable to serve or for good cause will not serve. The undersigned hereby acknowledges receipt of the notice of Annual Meeting of Stockholders and accompanying Proxy Statement.

**This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is properly executed but no such direction is made, this proxy will be voted "FOR" each director nominee in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3, and "AGAINST" Proposal 4.**

**Continued and to be signed on reverse side**